EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

COMMUNITY FIRST BANCSHARES, INC.,

COMMUNITY INTERIM CORPORATION

AND

ABB FINANCIAL GROUP, INC.

AUGUST 19, 2019

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		2
1.1.	Certain Definitions.	2
ARTICLE II THE MERGER AND THE SUBSEQUENT MERGER		9
2.1.	Merger and Subsequent Merger.	9
2.2.	Closing; Effective Time.	10
2.3.	Charter and Bylaws.	10
2.4.	Directors and Officers of Surviving Company.	10
2.5.	Effects of the Merger and Subsequent Merger.	10
2.6.	Possible Alternative Structures.	10
2.7.	Additional Actions.	11
2.8.	Bank Merger.	11
2.9.	ABB Financial Group Preferred Stock and ABB Financial Group Subordinated Debentures.	12
ARTICLE III CONVERSION OF SHARES		12
3.1.	Conversion of ABB Financial Group Common Stock; Merger Consideration.	12
3.2.	Payment Procedures.	13
3.3.	Treatment of ABB Financial Group Stock Options.	15
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ABB FINANCIAL GROUP		16
4.1.	Standard.	16
4.2.	Organization.	16
4.3.	Capitalization.	18
4.4.	Authority; No Violation.	19
4.5.	Consents and Approvals.	20
4.6.	Financial Statements.	20
4.7.	Taxes.	22
4.8.	No Material Adverse Effect.	23
4.9.	Material Contracts; Leases; Defaults.	23
4.10.	Ownership of Property; Insurance Coverage.	25
4.11.	Legal Proceedings.	26
4.12.	Compliance With Applicable Law.	26
4.13.	Employee Benefit Plans.	27
4.14.	Brokers, Finders and Financial Advisors.	30
4.15.	Environmental Matters.	30
4.16.	Loan Portfolio and Investment Securities.	31
4.17.	Other Documents.	33
4.18.	Related Party Transactions.	33
4.19.	Deposits.	34
4.20.	Antitakeover Provisions Inapplicable; Required Vote.	34
4.21.	Registration Obligations.	34
4.22.	Risk Management Instruments.	34
4.23.	Fairness Opinion.	35
4.24.	Trust Accounts.	35
4.25.	Intellectual Property.	35
4.26.	Investment Management.	35
4.27.	Information Technology.	36

(i)

ARTICLE V REPRESENTATIONS AND WARRANTIES OF COMMUNITY FIRST BANCSHARES AND ACQUISITION CORPORATION		36
5.1.	Standard.	36
5.2.	Organization.	36
5.3.	Authority; No Violation.	37
5.4.	Consents and Approvals.	39
5.5.	Financial Statements.	39
5.6.	Legal Proceedings.	39
5.7.	Compliance With Applicable Law.	40
5.8.	Employee Benefit Plans.	41
5.9.	Available Consideration.	42
ARTICLE VI COVENANTS OF ABB FINANCIAL GROUP		42
6.1.	Conduct of Business.	42
6.2.	Current Information.	46
6.3.	Access to Properties and Records.	48
6.4.	Financial and Other Statements.	49
6.5.	Maintenance of Insurance.	50
6.6.	Disclosure Supplements.	50
6.7.	Consents and Approvals of Third Parties.	50
6.8.	All Reasonable Efforts.	50
6.9.	Failure to Fulfill Conditions.	50
6.10.	No Solicitation.	50
6.11.	Board of Directors and Committee Meetings.	54
6.12.	Termination of the ABB Financial Group 401(k) Plan and Payment of Certain Amounts.	54
6.13.	Access to Customers and Suppliers.	55
6.14.	Anti-Takeover Provisions.	55
6.15.	Stockholder Litigation.	55
6.16.	ABB Financial Group Preferred Stock and ABB Financial Group Trust Preferred Securities.	55
ARTICLE VII COVENANTS OF COMMUNITY FIRST BANCSHARES		56
7.1.	Conduct of Business.	56
7.2.	Disclosure Supplements.	56
7.3.	Consents and Approvals of Third Parties.	56
7.4.	All Reasonable Efforts.	56
7.5.	Failure to Fulfill Conditions.	57
7.6.	Employee Benefits.	57
7.7.	Directors and Officers Indemnification and Insurance.	59
7.8.	Cash Reserve.	61
7.9.	Director Appointment.	61
7.10.	ABB Financial Group Preferred Stock and ABB Financial Group Trust Preferred Securities.	61
ARTICLE VIII REGULATORY AND OTHER MATTERS		61
8.1.	Meeting of ABB Financial Group Stockholders; Proxy Statement.	61
8.2.	Regulatory Approvals.	62

(ii)

ARTICLE IX CLOSING CONDITIONS		63
9.1.	Conditions to Each Party’s Obligations under this Agreement.	63
9.2.	Conditions to the Obligations of Community First Bancshares under this Agreement.	63
9.3.	Conditions to the Obligations of ABB Financial Group under this Agreement.	64
ARTICLE X THE CLOSING		65
10.1.	Time and Place.	65
10.2.	Deliveries at the Pre-Closing and the Closing.	65
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		65
11.1.	Termination.	65
11.2.	Effect of Termination.	67
11.3.	Amendment, Extension and Waiver.	68
ARTICLE XII MISCELLANEOUS		69
12.1.	Confidentiality.	69
12.2.	Public Announcements.	69
12.3.	Survival.	69
12.4.	Notices.	70
12.5.	Parties in Interest.	71
12.6.	Complete Agreement.	71
12.7.	Counterparts.	71
12.8.	Severability.	71
12.9.	Governing Law.	71
12.10.	Interpretation.	71
12.11.	Specific Performance.	72
12.12.	Waiver of Jury Trial.	72

Exhibit A      Form of Merger Agreement for Subsequent Merger

Exhibit B      Form of Voting Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 19, 2019, by and between Community First Bancshares, Inc., a Federal corporation (“Community First Bancshares”), Community Interim Corporation, a Georgia corporation (“Acquisition Corporation”) and ABB Financial Group, Inc., a Georgia corporation (“ABB Financial Group”). Each of Community First Bancshares, Acquisition Corporation and ABB Financial Group is sometimes individually referred to herein as a “party,” and Community First Bancshares, Acquisition Corporation and ABB Financial Group are collectively sometimes referred to as the “parties.”

WHEREAS, Community First Bancshares owns all of the issued and outstanding capital stock of Newton Federal Bank, a federally chartered stock savings bank with its main office at 3175 Highway 278, Covington, Georgia 30014; and

WHEREAS, ABB Financial Group owns all of the issued and outstanding capital stock of Affinity Bank, a Georgia chartered bank with its main office at 400 Galleria Parkway, Suite 900, Atlanta, Georgia 30309; and

WHEREAS, the Board of Directors of each of Community First Bancshares, Acquisition Corporation and ABB Financial Group (1) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders and (2) has approved this Agreement at meetings of each of such Boards of Directors; and

WHEREAS, Community First Bancshares has formed Acquisition Corporation as a wholly-owned subsidiary under Georgia law solely to facilitate completion of the transactions described herein; and

WHEREAS, in accordance with the terms of this Agreement, Acquisition Corporation will merge with and into ABB Financial Group, with ABB Financial Group as the surviving corporation (the “Surviving Company”) (the “Merger”); and

WHEREAS, immediately following the consummation of the Merger, the Surviving Company and Community First Bancshares will enter into an Agreement and Plan of Merger, substantially in the form attached hereto as Exhibit A (the “Subsequent Merger Agreement”), pursuant to which the Surviving Company will merge with and into Community First Bancshares (the “Subsequent Merger”), with Community First Bancshares as the surviving entity; and

WHEREAS, as a condition to the willingness of Community First Bancshares to enter into this Agreement, each of the directors and executive officers of ABB Financial Group has entered into a Voting Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with Community First Bancshares (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of ABB Financial Group owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1.    Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“ABB Financial Group” shall mean ABB Financial Group, Inc., a Georgia corporation, with its principal offices located at 400 Galleria Parkway, Suite 900, Atlanta, Georgia 30309.

“ABB Financial Group Common Stock” shall mean the common stock, no par value per share, of ABB Financial Group.

“ABB Financial Group Compensation and Benefits Plans” shall have the meaning set forth in Section 4.13.1 hereof.

“ABB Financial Group Disclosure Schedule” shall mean a written disclosure schedule delivered by ABB Financial Group to Community First Bancshares specifically referring to the appropriate section of this Agreement.

“ABB Financial Group ERISA Affiliate Plan” shall have the meaning set forth in Section 4.13.4.

“ABB Financial Group Financial Statements” shall mean (i) the audited consolidated statements of financial condition of ABB Financial Group as of December 31, 2018 and 2017, and the consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of ABB Financial Group for each of the years ended December 31, 2018 and 2017, and (ii) the unaudited interim consolidated financial statements of ABB Financial Group as of the end of each calendar quarter following December 31, 2018, and for the periods then ended.

“ABB Financial Group 401(k) Plan” shall mean the Affinity Bank 401(k) Savings Plan.

“ABB Financial Group Non-Qualified Agreements” shall have the meaning set forth in Section 7.6.2.

“ABB Financial Group Preferred Stock” shall mean the 10% Fixed Rate Cumulative Perpetual Preferred Stock, Series A of ABB Financial Group.

“ABB Financial Group Recommendation” shall have the meaning set forth in Section 8.1.1.

“ABB Financial Group Regulatory Reports” means the Call Reports of Affinity Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2017, through the Closing Date.

“ABB Financial Group Representatives” shall have the meaning set forth in Section 6.10.1.

“ABB Financial Group Stockholder Approval” shall have the meaning set forth in Section 4.4.

“ABB Financial Group Stockholders’ Meeting” shall have the meaning set forth in Section 8.1.1.

“ABB Financial Group Stock Options” shall have the meaning set forth in Section 3.4.

“ABB Financial Group Stock Option Plans” shall mean the ABB Financial Group, Inc. 2015 Long Term Incentive Plan.

“ABB Financial Group Subordinated Debentures” shall mean the Floating Rate Junior Subordinated Debentures due 2037, issued pursuant to the indenture, dated as of May 15, 2007, between ABB Financial Group and Wilmington Trust Company, as trustee.

“ABB Financial Group Subsequent Determination” shall have the meaning set forth in Section 6.10.5.

“ABB Financial Group Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by ABB Financial Group.

“ABB Financial Group Trust Preferred Securities” shall mean the 7,500 Floating Rate Preferred Securities of UCB Financial Capital Trust I, a Delaware statutory trust, the terms of which are governed by that certain Amended and Restated Trust Agreement by and among ABB Financial Group and certain other parties thereto dated May 15, 2007.

“ACA” shall mean the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, as amended.

“Acquisition Corporation” shall have the meaning set forth in the recitals hereto.

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.1.

“Acquisition Transaction” shall have the meaning set forth in Section 6.10.1.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person.

“Agreement” means this Agreement and Plan of Merger, and any amendment hereto.

“Bank Merger” means the merger of Affinity Bank with and into Newton Federal Bank with Newton Federal Bank as the surviving entity.

“Bank Merger Act” means the Bank Merger Act, within the Federal Deposit Insurance Act and applicable regulations thereunder.

“Bank Merger Agreement” shall mean the Agreement and Plan of Merger by and between Newton Federal Bank and Affinity Bank.

“Bank Merger Effective Time” means, with respect to the Bank Merger, the date and time specified in the certificate of merger or as determined in accordance with applicable law.

“Bank Regulator” shall mean any Federal or state banking regulator having jurisdiction over the parties or their bank subsidiaries, including but not limited to the OCC, the FDIC, the Georgia Banking Department and/or the FRB.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Burdensome Condition” shall have the meaning set forth in Section 8.2.

“Certificate” shall mean a certificate or book entry evidencing shares of ABB Financial Group Common Stock.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Community First Bancshares” shall mean Community First Bancshares, Inc., a Federal corporation, with its principal executive offices located at 3175 Highway 278, Covington, Georgia 30014.

“Community First Bancshares Common Stock” shall mean the common stock, par value $0.01 per share, of Community First Bancshares.

“Community First Bancshares Compensation and Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“Community First Bancshares Disclosure Schedule” shall mean a written disclosure schedule delivered by Community First Bancshares to ABB Financial Group specifically referring to the appropriate section of this Agreement.

“Community First Bancshares ERISA Affiliate Plan” shall have the meaning set forth in Section 5.12.4.

“Community First Bancshares Financial Statements” shall mean the (i) the audited consolidated balance sheets of Community First Bancshares as of September 30, 2018 and 2017, and the consolidated statements of comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Community First Bancshares for each of the years ended September 30, 2018 and 2017, as set forth in Community First Bancshares’ Annual Report on Form 10-K for the year ended September 30, 2018, and (ii) the unaudited interim consolidated financial statements of Community First Bancshares as of the end of each calendar quarter following September 30, 2018, and for the periods then ended, as filed by Community First Bancshares in its Securities Documents.

“Community First Bancshares Stock Benefit Plan” shall mean the Community First Bancshares, Inc. 2018 Equity Incentive Plan.

“Community First Bancshares Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Community First Bancshares or Newton Federal Bank.

“Confidentiality Agreement” shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

“Continuing Employees” shall have the meaning set forth in Section 7.6.1.

“CRA” shall have the meaning set forth in Section 4.12.3.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

“Dissenting Stockholder” shall have the meaning set forth in Section 3.1.4.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fee” shall have the meaning set forth in Section 11.2.2(C).

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean a Federal Home Loan Bank.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Georgia Banking Department” shall mean the Department of Banking and Finance of the State of Georgia, and where appropriate shall include the Commissioner of the Department of Banking and Finance of the State of Georgia.

“Georgia Banking Law” shall mean the Financial Institutions Code of Georgia, Title 7 of the Official Code of Georgia, as amended, and any regulations promulgated thereunder.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

“HOLA” means the Home Owners’ Loan Act, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have known by the executive officers of such Person after reasonable inquiry, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer of that Person. For purposes of this Agreement, references to the “Knowledge of Community First Bancshares” shall include the Knowledge of Newton Federal Bank and references to the “Knowledge of ABB Financial Group” shall include the Knowledge of Affinity Bank. With regard to ABB Financial Group, the “executive officers” shall mean the following persons: Edward J. Cooney, Chip Nelson and Brandi Pajot. With regard to Community First Bancshares, the “executive officers” shall mean the following persons: Johnny S. Smith, Tessa M. Nolan and Gregory J. Proffitt.

“Material Adverse Effect” shall mean, with respect to Community First Bancshares or ABB Financial Group, respectively, any event, development, effect, circumstance, occurrence or change that, individually or in the aggregate, (1) is material and adverse to the financial condition, properties, results of operations or business of Community First Bancshares and its Subsidiaries taken as a whole, or ABB Financial Group and its Subsidiaries taken as a whole, as the context may dictate, or (2) prevents or materially impairs or would be reasonably likely to prevent or would or does materially impair the ability of either Community First Bancshares, on the one hand, or ABB Financial Group, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede or delay the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in tax, banking and similar laws and regulations affecting banks or thrift institutions generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets (including any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, respectively, resulting from a change in interest rates generally), (d) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (e) the public disclosure of this Agreement and the transactions contemplated thereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement and any loss of personnel subsequent to the date of this Agreement, (f) any modifications or changes to valuation policies and practices in connection with the Merger in accordance with GAAP, (g) failure of Community First Bancshares or ABB Financial Group to meet any internal financial forecasts or any earnings projections (whether made by Community First Bancshares, ABB Financial Group, or any other Person), or (h) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, except, with respect to clauses (a), (b), (c), (f) and (h), to the extent that the effects of such change uniquely affect such party and its Subsidiaries as compared to comparable U.S. banking organizations.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of Acquisition Corporation with and into ABB Financial Group, with ABB Financial Group as the surviving corporation, pursuant to the terms hereof.

“Merger Consideration” shall mean the per share amount to be paid by Community First Bancshares for each share of ABB Financial Group Common Stock, as set forth in Section 3.1.

“Newton Federal Bank Common Stock” shall have the meaning set forth in Section 5.3.2.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Omnibus Agreement” shall mean that certain Omnibus Agreement dated April 8, 2015 by and between ABB Financial Group and the holder of the ABB Financial Group Trust Preferred Securities.

“Option Consideration” shall have the meaning set forth in Section 3.3.

“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate”; “other real estate owned”; “in-substance foreclosure”; “in-substance repossession”; foreclosed real estate; and real estate acquired for debts previously contracted.

“Participation Facility” means any facility in which ABB Financial Group or its Subsidiaries or Community First Bancshares or its Subsidiaries participates in the management of such facility, whether as lender in control of the facility, owner or operator.

“Paying Agent” shall mean such bank, trust company, transfer agent and registrar or other agent designated by Community First Bancshares, and reasonably acceptable to ABB Financial Group, which shall act as agent for Community First Bancshares in connection with the payment procedures for the Merger Consideration.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Preferred Holder Purchase and Support Agreement” shall mean that certain Purchase and Support Agreement dated as of the date of this Agreement by and among Community First Bancshares, ABB Financial Group, and the holder of the ABB Financial Group Preferred Stock and the ABB Financial Group Trust Preferred Securities pursuant to which such holder has agreed, among other things, to the redemption of the ABB Financial Group Preferred Stock and the transfer of the ABB Financial Group Trust Preferred Securities to Community First Bancshares, in each case contemporaneously with the Effective Time.

“Proxy Statement” shall have the meaning set forth in Section 8.1.2.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approvals” means the approval of any Bank Regulator and any other Governmental Entity that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, or as implemented by the FDIC.

“Subsequent Merger” shall have the meaning set forth in the recitals hereto.

“Subsidiary” shall mean an ABB Financial Group Subsidiary or a Community First Bancshares Subsidiary, as appropriate.

“Superior Proposal” shall have the meaning as set forth in Section 6.10.2.

“Surviving Company” shall have the meaning set forth in Section 2.1 hereof.

“Termination Date” shall mean May 19, 2020.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER AND THE SUBSEQUENT MERGER

2.1.    Merger and Subsequent Merger.

2.1.1.    Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Acquisition Corporation shall merge with and into ABB Financial Group, with ABB Financial Group as the resulting or surviving corporation (the “Surviving Company”), with its main office to be maintained at 400 Galleria Parkway, Suite 900, Atlanta, Georgia 30339; and (b) the separate existence of Acquisition Corporation shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Acquisition Corporation shall be vested in and assumed by ABB Financial Group. As part of the Merger, each share of ABB Financial Group Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.1.2.    Immediately following the Effective Time, (a) ABB Financial Group and Community First Bancshares will conduct the Subsequent Merger pursuant to the terms and conditions of the Subsequent Merger Agreement, whereby ABB Financial Group shall merge with and into Community First Bancshares, with Community First Bancshares as the resulting or surviving corporation of the Subsequent Merger.

2.2.    Closing; Effective Time.

Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof, the closing of the Merger shall occur no later than ten (10) business days following the latest to occur of (i) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods, or (ii) the approval of the Merger by the stockholders of ABB Financial Group, or at such other date or time upon which the parties mutually agree (the “Closing”). The Merger shall be effected by the filing a certificate of merger with the Secretary of State of Georgia, in accordance with the Georgia Business Corporation Code on the day of the Closing (the “Closing Date”). The “Effective Time” means the date and time upon which the certificate of merger is filed with the Secretary of State of Georgia, or as otherwise stated in the certificate of merger, in accordance with the Georgia Business Corporation Code. The Subsequent Merger shall be effected by filing articles of combination with the FRB and a certificate of merger with the Secretary of State of Georgia on the Closing Date.

2.3.    Charter and Bylaws.

The Charter and Bylaws of Acquisition Corporation as in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Company, until thereafter amended as provided therein and by applicable law.

2.4.    Directors and Officers of Surviving Company.

The directors of Acquisition Corporation immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Charter and Bylaws of the Surviving Company. The officers of Acquisition Corporation immediately prior to the Effective Time shall be the initial officers of Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

2.5.    Effects of the Merger and Subsequent Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in this Agreement and in the Georgia Business Corporation Code. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, ABB Financial Group shall possess all of the properties, rights, privileges, powers and franchises of Acquisition Corporation and be subject to all of the debts, liabilities and obligations of Acquisition Corporation. At and after the effective time of the Subsequent Merger, the Subsequent Merger shall have the effects as set forth in this Agreement, the Subsequent Merger Agreement and the laws and regulations of the HOLA and the Georgia Business Corporation Code. Without limiting the generality of the foregoing, and subject thereto, from and after the effective time of the Subsequent Merger, Community First Bancshares shall possess all of the properties, rights, privileges, powers and franchises of ABB Financial Group and be subject to all of the debts, liabilities and obligations of ABB Financial Group.

2.6.    Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, Community First

Bancshares shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) the consideration to be paid to the holders of ABB Financial Group Common Stock and the holders of ABB Financial Group Stock Options under this Agreement is not thereby changed in kind, value or reduced in amount; (ii) such modification shall not impose any less favorable terms or conditions on ABB Financial Group, Affinity Bank or the holders of ABB Financial Group Common Stock and/or ABB Financial Group Stock Options (or otherwise negatively affect ABB Financial Group, Affinity Bank or the holders of ABB Financial Group Common Stock and/or ABB Financial Group Stock Options); and (iii) such modification will not delay materially or jeopardize receipt of any required Regulatory Approvals or other consents and approvals relating to the consummation of the Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.7.    Additional Actions.

If, at any time after the Effective Time, Community First Bancshares shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to: (i) vest, perfect or confirm, of record or otherwise, in Community First Bancshares or Newton Federal Bank its right, title or interest in, to or under any of the rights, properties or assets of ABB Financial Group or Affinity Bank; or (ii) otherwise carry out the purposes of this Agreement, ABB Financial Group, Affinity Bank and its officers and directors shall be deemed to have granted to Community First Bancshares and Newton Federal Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Community First Bancshares or Newton Federal Bank its right, title or interest in, to or under any of the rights, properties or assets of ABB Financial Group, or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Community First Bancshares and Newton Federal Bank are authorized in the name of ABB Financial Group, Affinity Bank or otherwise to take any and all such action.

2.8.    Bank Merger.

Subject to the terms and conditions of the Bank Merger Agreement, and in accordance with federal and state law, Affinity Bank will merge with and into Newton Federal Bank, and Newton Federal Bank shall be the surviving institution (the “Bank Merger”). As a result of the Bank Merger, each holder of a deposit account in Affinity Bank as of the Bank Merger Effective Time shall have the same rights and privileges in Community First Bancshares, MHC as if the deposit account had been established at Newton Federal Bank on the date established at Affinity Bank, and all deposit accounts established at Affinity Bank prior to the effective time of the Bank Merger shall confer on a depositor the same rights and privileges in Community First Bancshares, MHC as if such deposit account had been established at Newton Federal Bank as of the date established at Affinity Bank including, without limitation, subscription rights in any future conversion of Community First Bancshares, MHC to stock form. The Bank Merger Effective Time shall immediately follow the Subsequent Merger, at which time the Bank Merger shall be consummated.

2.9.    ABB Financial Group Preferred Stock and ABB Financial Group Subordinated Debentures.

Contemporaneously with the Effective Time, (i) ABB Financial Group shall redeem each share of the ABB Financial Group Preferred Stock and (ii) Community First Bancshares shall acquire the ABB Financial Group Trust Preferred Securities, in each case pursuant to the terms of the Preferred Holder Purchase and Support Agreement. ABB Financial Group Disclosure Schedule 2.9 sets forth the liquidation amounts or redemption price, as applicable, and accrued and unpaid dividends, as applicable, that would be required to be paid to redeem, as of December 31, 2019, the ABB Financial Group Preferred Stock, the ABB Financial Group Subordinated Debentures and the ABB Financial Group Trust Preferred Securities. In furtherance of the foregoing, ABB Financial Group shall provide all reasonable cooperation and take all reasonable actions as may be requested by Community First Bancshares in connection with such redemption, including by (i) furnishing all information concerning ABB Financial Group that Community First Bancshares or any Governmental Entity or applicable regulatory authority may request in connection with such redemption or with respect to the effects of such redemption on Community First Bancshares or its pro forma capitalization; (ii) assisting with the preparation of any analyses or presentations Community First Bancshares deems necessary or advisable in its reasonable judgment in connection with such redemption or the effects thereof; and (iii) entering into any agreement with such holder (including any letter agreement among ABB Financial Group, Community First Bancshares and such holder) to effect the redemption of such shares as Community First Bancshares may reasonably request.

ARTICLE III

CONVERSION OF SHARES

3.1.    Conversion of ABB Financial Group Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Community First Bancshares, Acquisition Corporation, ABB Financial Group or the holders of any of the shares of ABB Financial Group Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1.    Each share of Community First Bancshares Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2.    All shares of ABB Financial Group Common Stock held in the treasury of ABB Financial Group and each share of ABB Financial Group Common Stock owned by Community First Bancshares or any direct or indirect wholly owned Subsidiary of Community First Bancshares immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (collectively, “Treasury Stock”), shall, at the Effective Time, cease to exist, and such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3.    Each share of ABB Financial Group Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive $7.50 in cash, without interest (the “Merger Consideration”).

3.1.4.    Each outstanding share of ABB Financial Group Common Stock, the holder of which has perfected his right to dissent under the Georgia Business Corporation Code and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the Georgia Business Corporation Code. ABB Financial Group shall give Community First Bancshares prompt notice upon receipt by ABB Financial Group of any such demands for payment of the fair value of such shares of ABB Financial Group Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”). Community First Bancshares shall have the right to participate in all negotiations and proceedings with respect to any such demands. ABB Financial Group shall not, except with the prior written consent of Community First Bancshares, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect dissenters’ rights under the Georgia Business Corporation Code. Any payments made in respect of Dissenting Shares shall be made by Community First Bancshares.

3.1.5.    If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to such payment at or prior to the Effective Time, such holder’s shares of ABB Financial Group Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

3.1.6.    After the Effective Time, shares of ABB Financial Group Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section have no rights except (i) the right to receive the Merger Consideration or (ii) the rights of Dissenting Stockholders in the case of Dissenting Shares.

3.1.7.    Each share of Acquisition Corporation common stock issued and outstanding immediately before the Effective Time shall be converted into and become an outstanding share of common stock of the Surviving Corporation.

3.2.    Payment Procedures.

3.2.1.    Community First Bancshares to Make Merger Consideration Available. Prior to Closing, Community First Bancshares shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of ABB Financial Group Common Stock, for exchange in accordance with Section 3.1, an amount of cash sufficient to pay the aggregate Merger Consideration.

3.2.2.    Exchange of Certificates. Community First Bancshares shall take all steps necessary to cause the Paying Agent, as promptly as practicable after the Effective Time, and in any event not later than three (3) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a letter of transmittal and instructions for use in effecting the surrender of the Certificates to the Paying Agent in exchange for the Merger Consideration into which the ABB Financial Group Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall be subject to the reasonable approval of ABB Financial Group) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Paying Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of ABB Financial Group Common Stock shall have become entitled pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable to holders of Certificates.

3.2.3.    Rights of Holders of Certificates After the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding ABB Financial Group Common Stock shall have no rights, after the Effective Time, with respect to such ABB Financial Group Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement, or, as to Dissenting Shares, such rights as provided under the Georgia Business Corporation Code.

3.2.4.    Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Paying Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

3.2.5.    Closing of Transfer Books. The stock transfer books of ABB Financial Group shall be closed immediately upon the Effective Time and from and after the Effective Time, there shall be no transfers on the stock transfer books of ABB Financial Group of the ABB Financial Group Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Paying Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

3.2.6.    Return of Merger Consideration Funds. At any time following the six (6) month period after the Effective Time, Community First Bancshares shall be entitled to require the Paying Agent to deliver to it any portion of the aggregate Merger Consideration that had been made available to the Paying Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Community First Bancshares

(subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Community First Bancshares nor the Paying Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.2.7.    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Paying Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.2.8.    Withholding. The Paying Agent or Community First Bancshares will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of ABB Financial Group Common Stock such amounts as the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Paying Agent or Community First Bancshares, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the ABB Financial Group Common Stock in respect of whom such deduction and withholding were made by the Paying Agent or Community First Bancshares.

3.3.    Treatment of ABB Financial Group Stock Options.

Holders of all outstanding and unexercised options to acquire shares of ABB Financial Group Common Stock (“ABB Financial Group Stock Options”) under the ABB Financial Group Stock Option Plan, whether or not vested, as of the Effective Time will be entitled, subject to Community First Bancshares’ receipt of an option surrender agreement in form and substance reasonably acceptable to ABB Financial Group, to receive a cash payment from Community First Bancshares (or at the request of Community First Bancshares, from ABB Financial Group) equal to the product of (i) the number of shares of ABB Financial Group Common Stock subject to such ABB Financial Group Stock Option at the Effective Time and (ii) the amount by which $7.50 exceeds the exercise price per share of such ABB Financial Group Stock Option (the “Option Consideration”). The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes. If the exercise price of an ABB Financial Group Stock Option is greater than or equal to $7.50, then the holder thereof shall not be entitled to receive the Option Consideration, and at the Effective Time such ABB Financial Group Stock Option shall be canceled without any payment made in exchange therefor. Subject to the foregoing, the ABB Financial Group Stock Option Plan, including all underlying award agreements, and all ABB Financial Group Options issued thereunder, shall terminate at the Effective Time. Prior to the Effective Time, ABB Financial Group shall use commercially reasonable efforts to take all actions as necessary to give effect to such transactions, including, without limitation, taking such actions as are necessary or required under the ABB Financial Group Stock Option Plan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ABB FINANCIAL GROUP

ABB Financial Group represents and warrants to Community First Bancshares and Acquisition Corporation that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the ABB Financial Group Disclosure Schedule delivered by ABB Financial Group to Community First Bancshares on the date hereof, and except as to any representation or warranty that specifically relates to an earlier date. ABB Financial Group has made a good faith effort to ensure that the disclosure on each schedule of the ABB Financial Group Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the ABB Financial Group Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.1.    Standard.

No representation or warranty of ABB Financial Group contained in this Article IV shall be deemed untrue or incorrect, and ABB Financial Group shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to (i) the representations and warranties contained in Sections 4.2.1, 4.2.2, 4.4, 4.9.1, 4.13.8, 4.13.9, 4.13.10, 4.13.12 and 4.14, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects, (ii) the representations and warranties contained in Section 4.3 (other than Section 4.3.3), which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects (subject to the issuance of shares upon the exercise of outstanding ABB Financial Group Stock Options and except for such failures to be true and correct as are de minimis in amount or effect), and (iii) the representations and warranties contained in Section 4.8, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects. In addition and for purposes of clarity, under this Section 4.1, it shall constitute a breach of a representation or warranty by ABB Financial Group under the “in all material respects” standard in the preceding sentence if there is any item required to be included on ABB Financial Group Disclosure Schedule 4.9.1 or ABB Financial Group Disclosure Schedule 4.13.12 that is either not set forth in such disclosure schedules or the estimate provided is incorrect and the cost (individually or in the aggregate) of such omission or error is in excess of $300,000 (whether upon termination or during the course of its operation).

4.2.    Organization.

4.2.1.    ABB Financial Group is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and is duly registered as a bank holding company under the BHCA. ABB Financial Group has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on ABB Financial Group.

4.2.2.    Affinity Bank is a bank duly organized, validly existing and in good standing under the laws of the State of Georgia. Affinity Bank has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on ABB Financial Group. The deposits of Affinity Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

4.2.3.    Affinity Bank is a member in good standing of the FHLB of Atlanta and owns the requisite amount of stock therein. The location of the principal office and each branch office of ABB Financial Group is set forth in ABB Financial Group Disclosure Schedule 4.2.3.

4.2.4.    ABB Financial Group Disclosure Schedule 4.2.4 lists every ABB Financial Group Subsidiary, and for each ABB Financial Group Subsidiary, its jurisdiction of incorporation, ABB Financial Group’s percentage ownership, the number of shares of stock or other equity ownership interests owned or controlled by ABB Financial Group and the name and number of shares held by any other person who owns any stock. Except as set forth in ABB Financial Group Disclosure Schedule 4.2.4, ABB Financial Group owns all the capital stock of the ABB Financial Group Subsidiaries, free and clear of any lien or encumbrance. Each ABB Financial Group Subsidiary (other than Affinity Bank) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Other than shares of capital stock of the ABB Financial Group Subsidiaries listed on ABB Financial Group Disclosure Schedule 4.2.4, ABB Financial Group does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity, except for FHLB stock, permissible equity interests held in the investment portfolios of ABB Financial Group or any ABB Financial Group Subsidiary, equity interests held by any ABB Financial Group Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of ABB Financial Group or its Subsidiaries.

4.2.5.    The respective minute books of ABB Financial Group and each ABB Financial Group Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

4.2.6.    Prior to the date of this Agreement, ABB Financial Group has made available to Community First Bancshares true and correct copies of the articles of incorporation or charter and bylaws of ABB Financial Group and each ABB Financial Group Subsidiary.

4.3.    Capitalization.

4.3.1.    The authorized capital stock of ABB Financial Group consists of thirty million (30,000,000) shares of ABB Financial Group Common Stock and five million (5,000,000) shares of ABB Financial Group Preferred Stock. There are five million, twenty thousand, eight hundred and three (5,020,803) shares of ABB Financial Group Common Stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights. There are three thousand, five hundred seventy-one (3,571) shares of ABB Financial Group Common Stock held by ABB Financial Group as treasury stock. There are five thousand, eight hundred ninety-one (5,891) shares of ABB Financial Group Preferred Stock outstanding. There are four hundred forty seven thousand (447,000) ABB Financial Group Stock Options outstanding. Other than the ABB Financial Group Stock Options, the ABB Financial Group Preferred Stock, the ABB Financial Group Trust Preferred Securities (including as set forth in the Omnibus Agreement) and the ABB Financial Group Subordinated Debentures, neither ABB Financial Group nor any ABB Financial Group Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of ABB Financial Group Common Stock, or any other security of ABB Financial Group or any securities representing the right to vote, purchase or otherwise receive any shares of ABB Financial Group Common Stock or any other security of ABB Financial Group.

4.3.2.    The authorized capital stock of Affinity Bank consists of ten million (10,000,000) shares of common stock, par value $5.00 per share (“Affinity Bank Common Stock”), of which one million, one-hundred ninety two thousand, one-hundred seventy-nine (1,192,179) are issued and outstanding. All the issued and outstanding shares of Affinity Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights (except as imposed by Georgia Banking Law), and (ii) owned by ABB Financial Group free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Except as set forth in ABB Financial Group Disclosure Schedule 4.3.2, either ABB Financial Group or Affinity Bank owns all the outstanding shares of capital stock of each ABB Financial Group Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

4.3.3.    To the Knowledge of ABB Financial Group, except as set forth on ABB Financial Group Disclosure Schedule 4.3.3, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of ABB Financial Group Common Stock.

4.3.4.    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which ABB Financial Group’s stockholders may vote have been issued by ABB Financial Group and are outstanding.

4.3.5.    The holder of the ABB Financial Group Preferred Stock and the ABB Financial Group Trust Preferred Securities has entered into the Preferred Holder Support Agreement, a copy of which is included in ABB Financial Group Disclosure Schedule 4.3.5.

4.4.    Authority; No Violation.

4.4.1.    ABB Financial Group has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.2 and the approval of this Agreement by ABB Financial Group’s stockholders (the “ABB Financial Group Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ABB Financial Group and the completion by ABB Financial Group of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of ABB Financial Group, and no other corporate proceedings on the part of ABB Financial Group, other than the ABB Financial Group Stockholder Approval, are necessary to approve this Agreement and complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by ABB Financial Group, and subject to ABB Financial Group Stockholder Approval, receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Community First Bancshares and Acquisition Corporation, constitutes the valid and binding obligation of ABB Financial Group, enforceable against ABB Financial Group in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2.    Subject to compliance by Community First Bancshares with the terms and conditions of this Agreement, the receipt of Regulatory Approvals (and compliance with any conditions contained therein) and the ABB Financial Group Stockholder Approval,

(A)	the execution and delivery of this Agreement by ABB Financial Group,

(B)	the consummation of the transactions contemplated hereby, and

(C)	compliance by ABB Financial Group with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the articles of incorporation or charter or bylaws of ABB Financial Group or any ABB Financial Group Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ABB Financial Group or any ABB Financial Group Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of ABB Financial Group or any ABB Financial Group Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which ABB Financial Group or ABB Financial Group Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof that, either individually or in the aggregate, will not have a Material Adverse Effect on ABB Financial Group and the ABB Financial Group Subsidiaries taken as a whole.

4.4.3.    The ABB Financial Group Stockholder Approval is the only vote of holders of any class of ABB Financial Group’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

4.4.4.    The Board of Directors of ABB Financial Group, by resolution duly adopted by the unanimous vote of the entire Board of Directors at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of ABB Financial Group and its stockholders and declared the Merger to be advisable, and (ii) recommended that the stockholders of ABB Financial Group approve this Agreement and directed that such matter be submitted for consideration by the ABB Financial Group stockholders at the ABB Financial Group Stockholders’ Meeting.

4.5.    Consents and Approvals.

Except for (i) the Regulatory Approvals referred to in Section 8.2 hereof and compliance with any conditions contained therein, (ii) the ABB Financial Group Stockholder Approval, and (iii) the filing of articles of merger with the FRB and a certificate of merger with the Georgia Secretary of State, and subject to the redemption and/or acquisition of the ABB Financial Group Preferred Stock and the ABB Financial Group Trust Preferred Securities in accordance with the terms of the Preferred Holder Purchase and Support Agreement, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary and, to the Knowledge of ABB Financial Group and except as set forth in ABB Financial Group Disclosure Schedule 4.5, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by ABB Financial Group, and the completion of the Merger by ABB Financial Group. To the Knowledge of ABB Financial Group, no fact or circumstance exists, including any possible other transaction pending or under consideration by ABB Financial Group or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the OCC, the FDIC or the Georgia Banking Department, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the HOLA, the Georgia Banking Law or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

4.6.    Financial Statements.

4.6.1.    ABB Financial Group has previously made available to Community First Bancshares the ABB Financial Group Financial Statements. The ABB Financial Group Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of ABB Financial Group and the ABB Financial Group Subsidiaries on a consolidated basis as of and for the respective periods ended on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

4.6.2.    At the date of each statement of financial condition included in the ABB Financial Group Financial Statements, ABB Financial Group did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such ABB Financial Group Financial Statements or in the footnotes thereto that are not fully reflected or reserved against therein in accordance with GAAP or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material individually or in the aggregate or that are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.3.    ABB Financial Group has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2017 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed. The ABB Financial Group Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.4.    The records, systems, controls, data and information of ABB Financial Group and the ABB Financial Group Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. ABB Financial Group and the ABB Financial Group Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances (i) that the assets of ABB Financial Group and the ABB Financial Group Subsidiaries are protected and properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the ABB Financial Group Financial Statements by ABB Financial Group’s certified public accountants.

4.6.5.    ABB Financial Group has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors and in ABB Financial Group Disclosure Schedule 4.6.5: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

4.6.6.    Since December 31, 2017, (i) neither ABB Financial Group nor any ABB Financial Group Subsidiary nor, to the Knowledge of ABB Financial Group, any director, officer, employee, auditor, accountant or representative of ABB Financial Group or of any ABB Financial Group Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ABB Financial Group or any ABB Financial Group Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ABB Financial Group or any ABB Financial Group Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing ABB Financial Group or any ABB Financial Group Subsidiary, whether or not employed by ABB Financial Group or any ABB Financial Group Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

4.7.    Taxes.

ABB Financial Group and the ABB Financial Group Subsidiaries that are at least 80 percent (80%) owned by ABB Financial Group are members of the same affiliated group within the meaning of Code Section 1504(a). ABB Financial Group and each ABB Financial Group Subsidiary has duly filed or will duly file all federal, state and local tax returns required to be filed by or with respect to ABB Financial Group and each ABB Financial Group Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of ABB Financial Group, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes that have been incurred by or are due or claimed to be due from ABB Financial Group and any ABB Financial Group Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in ABB Financial Group Disclosure Schedule 4.7, ABB Financial Group has received no written notice of, and to the Knowledge of ABB Financial Group, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of ABB Financial Group or any ABB Financial Group Subsidiary, and no claim has been made by any authority in a jurisdiction where ABB Financial Group or any ABB Financial Group Subsidiary does not file tax returns that ABB Financial Group or any such ABB Financial Group Subsidiary is subject to taxation in that jurisdiction. Except as set forth in ABB Financial Group Disclosure Schedule 4.7, ABB Financial Group and the ABB Financial Group Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. ABB Financial Group and each ABB Financial Group Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and ABB Financial Group and each ABB Financial Group Subsidiary, to the Knowledge of ABB Financial Group, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2016, through and including the date of this Agreement, neither ABB Financial Group nor any ABB Financial Group Subsidiary has made any material election for federal or state income tax purposes.

4.8.    No Material Adverse Effect.

ABB Financial Group and the ABB Financial Group Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2017, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on ABB Financial Group and the ABB Financial Group Subsidiaries, taken as a whole.

4.9.    Material Contracts; Leases; Defaults.

4.9.1.    Except as set forth in ABB Financial Group Disclosure Schedule 4.9.1, as of the date of this Agreement, neither ABB Financial Group nor any ABB Financial Group Subsidiary is a party to or subject to: (i) any agreement that by its terms limits the payment of dividends by ABB Financial Group or any ABB Financial Group Subsidiary; (ii) any collective bargaining agreement with any labor union relating to employees of ABB Financial Group or any ABB Financial Group Subsidiary; (iii) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which ABB Financial Group or any ABB Financial Group Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or that contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to Community First Bancshares or any Community First Bancshares Subsidiary; (iv) any other agreement, written or oral, that obligates ABB Financial Group or any ABB Financial Group Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment; or (v) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by ABB Financial Group or any ABB Financial Group Subsidiary (it being understood that any non-compete or similar provision shall be deemed material); (vi) any agreement, contract, commitment or understanding pursuant to which ABB Financial Group or any ABB Financial Group Subsidiary may be obligated to invest in or contribute capital to any entity; or (vii) any agreement, contract, commitment or understanding that relates to the involvement of ABB Financial Group or any ABB Financial Group Subsidiary in any joint venture, partnership, limited company agreement or other similar agreement or arrangement, or to the formation, criteria or operation, management or control of any joint venture with any third parties. With respect to the agreements described in clause (iv), above, ABB Financial Group Disclosure Schedule 4.9.1 sets forth the estimated remaining payments due or, if any agreement, contract, commitment or understanding, or group of related agreements (including data processing contracts) described in ABB Financial Group Disclosure Schedule 4.9.1 can be terminated by ABB Financial Group or Community First Bancshares prior to, in connection with, or immediately following the Merger, and where such payment or penalty would exceed $50,000, the estimated termination payments, in each case based on the assumptions specified in the schedules.

4.9.2.    Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in ABB Financial Group Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither ABB Financial Group nor any ABB Financial Group Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3.    True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to Community First Bancshares on or before the date hereof and are in full force and effect on the date hereof. Except as set forth in ABB Financial Group Disclosure Schedule 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which ABB Financial Group or any ABB Financial Group Subsidiary is a party or under which ABB Financial Group or any ABB Financial Group Subsidiary may be liable contains provisions that permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in ABB Financial Group Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of ABB Financial Group or any ABB Financial Group Subsidiary or upon the occurrence of a subsequent event, or (ii) requires ABB Financial Group or any ABB Financial Group Subsidiary to provide a benefit in the form of ABB Financial Group Common Stock or determined by reference to the value of ABB Financial Group Common Stock.

4.9.4.    Except as set forth in ABB Financial Group Disclosure Schedule 4.9.4, since December 31, 2017, through and including the date of this Agreement, neither ABB Financial Group nor any ABB Financial Group Subsidiary has (i) made any material change in the credit policies or procedures of ABB Financial Group or any ABB Financial Group Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice; (iii) entered into any lease of real or personal property requiring annual payments in excess of $25,000 or more than $50,000 over its remaining term, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of ABB Financial Group or any ABB Financial Group Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

4.10.    Ownership of Property; Insurance Coverage.

4.10.1.    A list of all real property owned or leased by ABB Financial Group or any ABB Financial Group Subsidiary is set forth in Disclosure Schedule 4.10.1. ABB Financial Group and each ABB Financial Group Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by ABB Financial Group or each ABB Financial Group Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the statements of financial condition contained in the most recent ABB Financial Group Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such statements of financial condition), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of Atlanta, inter-bank credit facilities, reverse repurchase agreements or any transaction by ABB Financial Group or an ABB Financial Group Subsidiary acting in a fiduciary capacity, (ii) mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or that are being contested in good faith, and (iii) statutory liens for amounts not yet delinquent or that are being contested in good faith. ABB Financial Group and the ABB Financial Group Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by ABB Financial Group and the ABB Financial Group Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. All real property owned or leased by ABB Financial Group or any of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear expected), conforms in all material respects with all applicable ordinances, regulations and zoning laws and are considered by ABB Financial Group to be adequate for the current business of ABB Financial Group and its Subsidiaries. To the knowledge of ABB Financial Group, none of the buildings, structures or other improvements located on any real property owned or leased by ABB Financial Group or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

4.10.2.    With respect to all material agreements pursuant to which ABB Financial Group or any ABB Financial Group Subsidiary has purchased securities subject to an agreement to resell, if any, ABB Financial Group or such ABB Financial Group Subsidiary, as the case may be, has a lien or security interest (which to the Knowledge of ABB Financial Group is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3.    ABB Financial Group and each ABB Financial Group Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither ABB Financial Group nor any ABB Financial Group Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by ABB Financial Group or any ABB Financial Group Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years, ABB Financial Group and each ABB Financial Group

Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of its insurance policies. ABB Financial Group Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by ABB Financial Group and each ABB Financial Group Subsidiary (including the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date).

4.11.    Legal Proceedings.

Except as set forth in ABB Financial Group Disclosure Schedule 4.11, neither ABB Financial Group nor any ABB Financial Group Subsidiary is a party to any, and there are no pending or, to the Knowledge of ABB Financial Group, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against ABB Financial Group or any ABB Financial Group Subsidiary, (ii) to which ABB Financial Group or any ABB Financial Group Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) that could adversely affect the ability of ABB Financial Group to perform under this Agreement.

4.12.    Compliance With Applicable Law.

4.12.1.    To the Knowledge of ABB Financial Group, each of ABB Financial Group and each ABB Financial Group Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither ABB Financial Group nor any ABB Financial Group Subsidiary has received any written notice to the contrary. The Board of Directors of Affinity Bank has adopted and Affinity Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.

4.12.2.    Each of ABB Financial Group and each ABB Financial Group Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of ABB Financial Group, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals set forth in Section 8.2.

4.12.3.    For the period beginning December 31, 2017, and except as disclosed in ABB Financial Group Disclosure Schedule 4.12.3, neither ABB Financial Group nor any ABB Financial Group Subsidiary has received any written notification or, to the Knowledge of ABB Financial Group, any other communication from any Bank Regulator: (i) asserting that ABB Financial Group or any ABB Financial Group Subsidiary is not in material compliance with any of the statutes, regulations or ordinances that such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to ABB Financial Group or any ABB Financial Group Subsidiary; (iii) requiring or threatening to require ABB Financial Group or any ABB Financial Group Subsidiary, or indicating that ABB Financial Group or any ABB Financial Group Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit, in any material respect the operations of ABB Financial Group or any ABB Financial Group Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of ABB Financial Group or any ABB Financial Group Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither ABB Financial Group nor any ABB Financial Group Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Affinity Bank as to compliance with the Community Reinvestment Act (“CRA”) is “Satisfactory” or better.

4.13.    Employee Benefit Plans.

4.13.1    ABB Financial Group Disclosure Schedule 4.13.1 includes a list of all employment agreements, change in control agreements, severance agreements or arrangements, consulting agreements, existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, vacation and sick leave plans or policies (and leave schedule thereunder) and all other material benefit practices, policies and arrangements maintained by ABB Financial Group or any ABB Financial Group Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of ABB Financial Group or any ABB Financial Group Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “ABB Financial Group Compensation and Benefit Plans”). Except as set forth in ABB Financial Group Disclosure Schedule 4.13.1, neither ABB Financial Group nor any of its Subsidiaries has any commitment or has communicated, either orally or in writing, to officers, employees or directors, any intention to create an additional compensation or benefit plan that would be required to be disclosed on ABB Financial Group Disclosure Schedule 4.13.1 as an ABB Financial Group Compensation and Benefit Plan, or to materially modify, change or renew any existing ABB Financial Group Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. ABB Financial Group has made available to Community First Bancshares true and correct copies of the ABB Financial Group Compensation and Benefit Plans.

4.13.2    To the Knowledge of ABB Financial Group, each ABB Financial Group Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each ABB Financial Group Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination letter or opinion from the IRS or is entitled to rely on a determination letter or opinion issued to the sponsor of a master or prototype plan, and ABB Financial Group is not aware of any circumstances that are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of ABB Financial Group, threatened, action, suit or claim relating to any of the ABB Financial Group Compensation and Benefit Plans (other than routine claims for benefits). ABB Financial Group has not engaged in a transaction, or omitted to take any action, with respect to any ABB Financial Group Compensation and Benefit Plan that would reasonably be expected to subject ABB Financial Group to a material unpaid tax or penalty imposed by either Chapter 43 or Section 409A of the Code or Sections 409 or 502 of ERISA.

4.13.3    ABB Financial Group has never had a defined benefit plan subject to Title IV of ERISA.

4.13.4    Except as set forth in ABB Financial Group Disclosure Schedule 4.13.4, all material contributions required to be made under the terms of any Compensation and Benefit Plan currently or formerly maintained by ABB Financial Group or any entity that is considered one employer with ABB Financial Group under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ABB Financial Group ERISA Affiliate Plan”) or any employee benefit arrangements to which ABB Financial Group or any ABB Financial Group Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on ABB Financial Group’s consolidated financial statements to the extent required by GAAP. Except as set forth in ABB Financial Group Disclosure Schedule 4.13.4, ABB Financial Group and each ABB Financial Group Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable ABB Financial Group Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5    Except as set forth in ABB Financial Group Disclosure Schedule 4.13.5, neither ABB Financial Group nor any ABB Financial Group Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any ABB Financial Group Compensation and Benefit Plan, other than benefits mandated by COBRA. Except as set forth in ABB Financial Group Disclosure Schedule 4.13.5, there has been no communication to employees by ABB Financial Group or any ABB Financial Group Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6    Except as set forth in ABB Financial Group Disclosure Schedule 4.13.6, ABB Financial Group and each ABB Financial Group Subsidiary has not maintained any ABB Financial Group Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7    With respect to each ABB Financial Group Compensation and Benefit Plan, if applicable, ABB Financial Group has provided or made available to Community First Bancshares copies of the: (A) the most recent plan documents and any amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) two most recent actuarial reports and financial statements; (E) most recent summary plan description; (F) most recent determination letter issued by the IRS; (G) any Form 5310 or Form 5330, to the extent applicable, filed with the IRS within the last two years; (H) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), if applicable; and (I) all material communications with any Governmental Entity with respect to any ABB Financial Group Compensation and Benefit Plan.

4.13.8    Except as disclosed in ABB Financial Group Disclosure Schedule 4.13.8, and except for the receipt of the Merger Consideration and Option Consideration, as applicable, the consummation of the Merger and the Subsequent Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any ABB Financial Group Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any ABB Financial Group Compensation and Benefit Plan.

4.13.9    Except as disclosed in ABB Financial Group Disclosure Schedule 4.13.9, all “non-qualified” deferred compensation plans, programs or arrangements (within the meaning of Section 409A of the Code) of ABB Financial Group have been in material compliance (both written and operational) with Section 409A of the Code and IRS regulations and guidance thereunder. All ABB Financial Group Stock Options and stock appreciation rights granted by ABB Financial Group to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated guidance, and the expiration date of any such ABB Financial Group Stock Option or stock appreciation right has not been extended beyond its initial term established at the date of grant.

4.13.10    Except as disclosed in ABB Financial Group Disclosure Schedule 4.13.10, and subject to Section 6.12.3, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of ABB Financial Group or any ABB Financial Group Subsidiary to any actual or deemed payment (or benefit) that could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.11    Except as disclosed in ABB Financial Group Disclosure Schedule 4.13.11, there are no ABB Financial Group Stock Options or stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the ABB Financial Group Compensation and Benefit Plans as of the date hereof. In addition, ABB Financial Group Disclosure Schedule 4.13.11 sets forth each ABB Financial Group Stock Option and equity award as of the date of this Agreement, which schedule includes the name of the individual grantee, the date of grant, the vesting schedule, and as to ABB Financial Group Stock Options, the exercise price and the expiration date.

4.13.12    ABB Financial Group Disclosure Schedule 4.13.12 includes a schedule of the estimated dollar value of all termination benefits and related payments that would be payable to or recognized by the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, severance arrangements or policies, supplemental executive retirement plans, director retirement plans, deferred bonus plans, deferred compensation plans, deferred fee plans, split dollar, salary continuation plans, or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by ABB Financial Group or any ABB Financial Group Subsidiary for the benefit of officers, employees or directors of ABB Financial Group or any ABB Financial Group Subsidiary, (provided that disclosure with respect to benefit plans generally available to all employees is provided as an aggregate amount), identified by agreement, plan, arrangement or policy and assuming their employment or service is terminated without cause as of December 31, 2019 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

4.14.    Brokers, Finders and Financial Advisors.

Neither ABB Financial Group nor any ABB Financial Group Subsidiary, nor any ABB Financial Group Representative, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the engagement letter with RP Financial, LC., a copy of which is attached in ABB Financial Group Disclosure Schedule 4.14.

4.15.    Environmental Matters.

4.15.1.    With respect to ABB Financial Group and each ABB Financial Group Subsidiary:

(A)    Neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned), or to the Knowledge of ABB Financial Group, on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon ABB Financial Group or any ABB Financial Group Subsidiary. To the Knowledge of ABB Financial Group, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to ABB Financial Group or any ABB Financial Group Subsidiary by reason of any Environmental Laws. Neither ABB Financial

Group nor any ABB Financial Group Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that ABB Financial Group or any ABB Financial Group Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities) by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon ABB Financial Group or any ABB Financial Group Subsidiary;

(B)    There is no suit, action, executive or administrative order, directive or proceeding pending or, to the Knowledge of ABB Financial Group threatened, nor to the Knowledge of ABB Financial Group is any investigation pending or threatened, before any court, governmental agency or other forum against ABB Financial Group or any ABB Financial Group Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), on a site owned, leased or operated by ABB Financial Group or any ABB Financial Group Subsidiary (including Participation Facilities and Other Real Estate Owned);

(C)    To the Knowledge of ABB Financial Group, (i) there are no underground storage tanks on, in or under any properties owned or operated by ABB Financial Group or any ABB Financial Group Subsidiary (including Participation Facilities and Other Real Estate Owned), and (ii) no underground storage tanks have been closed or removed from any properties owned or operated by ABB Financial Group or any ABB Financial Group Subsidiary (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects; and

(D)    To the Knowledge of ABB Financial Group, the properties currently owned or operated by ABB Financial Group or any ABB Financial Group Subsidiary (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law.

4.16.    Loan Portfolio and Investment Securities.

4.16.1.    The allowance for loan losses reflected in the ABB Financial Group Financial Statements as of December 31, 2018 and March 31, 2019 was, and the allowance for loan losses reflected in the ABB Financial Group Regulatory Reports for periods ending after March 31, 2019, will be, adequate, as of the dates thereof, under GAAP in all material respects.

4.16.2.    Except for any individual loans with principal outstanding balances of less than $50,000, ABB Financial Group Disclosure Schedule 4.16.2 sets forth a listing, as of March 31, 2019, by account, of: (i) all loans (including loan participations) of ABB Financial Group or any ABB Financial Group Subsidiary that have been accelerated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (ii) all loan commitments or lines of credit of

ABB Financial Group or any ABB Financial Group Subsidiary that have been terminated by ABB Financial Group or any ABB Financial Group Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party that has notified ABB Financial Group or any ABB Financial Group Subsidiary during three years preceding the date of this Agreement, or has asserted against ABB Financial Group or any ABB Financial Group Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of ABB Financial Group, each borrower, customer or other party that has given ABB Financial Group or any ABB Financial Group Subsidiary any oral notification of, or orally asserted to or against ABB Financial Group or any ABB Financial Group Subsidiary, any such claim; (iv) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by ABB Financial Group and any ABB Financial Group Subsidiary, or any applicable Bank Regulator, (D) to the Knowledge of ABB Financial Group, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith, or (G) that are required to be accounted for as a troubled debt restructuring in accordance Accounting Standards Codification (“ASC”) 310-40, Receivables, “Troubled Restructurings by Creditors”; and (vi) all assets classified by ABB Financial Group or any ABB Financial Group Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3.    All loans receivable (including discounts) and accrued interest entered on the books of ABB Financial Group and the ABB Financial Group Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of ABB Financial Group’s or the appropriate ABB Financial Group Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. Except for any individual loans with a principal outstanding balance of less than $50,000, ABB Financial Group has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of ABB Financial Group and the ABB Financial Group Subsidiaries are subject to any defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by ABB Financial Group or the appropriate ABB Financial Group Subsidiary free and clear of any liens.

4.16.4.    The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.16.5.    Neither the terms of any loan, any of the documentation for any loan, the manner in which any loans have been administered and serviced, nor ABB Financial Group’s practices of approving or rejecting loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the FRB, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

4.16.6.    None of the agreements pursuant to which ABB Financial Group or any of its Subsidiaries has sold loans or pools of loan participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

4.16.7.    ABB Financial Group Disclosure Schedule 4.16.7 sets forth a list of all loans as of the date hereof by ABB Financial Group to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the FRB (12 C.F.R. Part 215)) of ABB Financial Group or any of its Subsidiaries. There are no loans to any employee, officer, director or affiliate thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was not in compliance with Regulation O and all such loans are and were originated in compliance in all material respects with all applicable laws.

4.16.8.    ABB Financial Group and each ABB Financial Group Subsidiary have good and marketable title to all securities owned by them, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of ABB Financial Group or an ABB Financial Group Subsidiary. Such securities are valued on the books of ABB Financial Group in accordance with GAAP in all material respects. ABB Financial Group and each ABB Financial Group Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures that ABB Financial Group believes are prudent and reasonable. Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by ABB Financial Group or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

4.17.    Other Documents.

ABB Financial Group has made available to Community First Bancshares copies of (i) its annual reports to stockholders for the years ended December 31, 2018 and 2017, and (ii) proxy materials used or for use in connection with its meetings of stockholders held in 2019 and 2018.

4.18.    Related Party Transactions.

Except as set forth in ABB Financial Group Disclosure Schedule 4.18, and except for (i) “compensation” as defined in Item 402 of the United States Securities and Exchange Commission’s Regulation S-K and (ii) ordinary course bank deposit on arms-length terms, neither ABB Financial Group nor any ABB Financial Group Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of ABB Financial Group or any ABB Financial Group Subsidiary. Except as described in ABB Financial Group’s Disclosure

Schedule 4.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of ABB Financial Group or any ABB Financial Group Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to ABB Financial Group’s loan modification policy that is applicable to all Persons. Neither ABB Financial Group nor any ABB Financial Group Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by ABB Financial Group is inappropriate.

4.19.    Deposits.

Except as set forth in ABB Financial Group Disclosure Schedule 4.19, none of the deposits of ABB Financial Group is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.20.    Antitakeover Provisions Inapplicable; Required Vote.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state.

The affirmative vote of majority of the issued and outstanding shares of ABB Financial Group Common Stock is required to approve this Agreement and the Merger under the Georgia Business Corporation Code.

4.21.    Registration Obligations.

Neither ABB Financial Group nor any ABB Financial Group Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22.    Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for ABB Financial Group’s own account, or for the account of one or more of ABB Financial Group’s Subsidiaries or their customers (all of which are set forth in ABB Financial Group Disclosure Schedule 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of ABB Financial Group and each ABB Financial Group Subsidiary, with counterparties believed to be financially responsible at the time; and to ABB Financial Group’s and each ABB Financial Group Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of ABB Financial Group or such ABB Financial Group Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither ABB Financial Group nor any ABB Financial Group Subsidiary, nor, to the Knowledge of ABB Financial Group, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23.    Fairness Opinion.

ABB Financial Group has received an opinion from RP Financial, LC., to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof the Merger Consideration to be received by the ABB Financial Group Stockholders pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24.    Trust Accounts

Neither ABB Financial Group nor any ABB Financial Group Subsidiary exercises trust powers or acts as a fiduciary.

4.25.    Intellectual Property.

ABB Financial Group and each ABB Financial Group Subsidiary owns or, to the Knowledge of ABB Financial Group, possesses valid and binding licenses or other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither ABB Financial Group nor any ABB Financial Group Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. ABB Financial Group Disclosure Schedule 4.25 sets forth a complete and correct list of all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used the business of ABB Financial Group and its Subsidiaries. ABB Financial Group and each ABB Financial Group Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of ABB Financial Group, the conduct of the business of ABB Financial Group and each ABB Financial Group Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.26.    Investment Management

Except as set forth on ABB Financial Group Disclosure Schedule 4.26, none of ABB Financial Group, any of its Subsidiaries or ABB Financial Group’s or its Subsidiaries’ directors, officers, or employees (in their capacities as such) is required to be registered, licensed, or authorized under applicable law as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

4.27.    Information Technology

Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to ABB Financial Group, to ABB Financial Group’s Knowledge, since December 31, 2017, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of ABB Financial Group and its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF COMMUNITY

FIRST BANCSHARES AND ACQUISITION CORPORATION

Community First Bancshares and Acquisition Corporation represent and warrant to ABB Financial Group that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the Community First Bancshares Disclosure Schedule delivered by Community First Bancshares to ABB Financial Group on the date hereof. Community First Bancshares has made a good faith effort to ensure that the disclosure on each schedule of the Community First Bancshares Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Community First Bancshares Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

5.1.    Standard.

No representation or warranty of Community First Bancshares or Acquisition Corporation contained in this Article V shall be deemed untrue or incorrect, and Community First Bancshares and Acquisition Corporation shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 5.2 and 5.3, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

5.2.    Organization.

5.2.1.    Community First Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the United States, and is duly registered as a savings and loan holding company under the HOLA. Community First Bancshares has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Community First Bancshares.

5.2.2.    Acquisition Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Community First Bancshares owns all of the issued and outstanding shares of capital stock of Acquisition Corporation, free and clear of all liens, claims, charges, pledges, encumbrances, restrictions or rights of third parties of any kind whatsoever, and all of such shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights.

5.2.3.    Newton Federal Bank is a savings bank duly organized, validly existing and in good standing under the laws of the United States of America. Newton Federal Bank has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Newton Federal Bank. The deposits of Newton Federal Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Newton Federal Bank is a member in good standing of the FHLB of Atlanta and owns the requisite amount of stock therein.

5.2.4.    The respective minute books of Community First Bancshares and each Community First Bancshares Subsidiary accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

5.2.5.    Prior to the date of this Agreement, Community First Bancshares has made available to ABB Financial Group true and correct copies of the charter and bylaws of Community First Bancshares and Newton Federal Bank.

5.3.    Authority; No Violation.

5.3.1.    Community First Bancshares has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals described in Section 8.2, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Community First Bancshares and the completion by Community First Bancshares of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Community First Bancshares, and no other corporate proceedings on the part of Community First Bancshares are necessary to approve this Agreement and complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by Community First Bancshares, and subject to the ABB Financial Group Stockholder Approval, the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by ABB Financial Group, constitutes the legal, valid and binding obligation of Community First Bancshares, enforceable against Community First Bancshares in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.3.2.    Acquisition Corporation has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the required Regulatory Approvals described in Section 8.2, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquisition Corporation and the completion by Acquisition Corporation of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors and sole shareholder of Acquisition Corporation, and no other corporate proceedings on the part of Acquisition Corporation are necessary to approve this Agreement and complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by Acquisition Corporation, and subject to the ABB Financial Group Stockholder Approval, the receipt of the Regulatory Approvals and the due and valid execution and delivery of this Agreement by ABB Financial Group, constitutes the legal, valid and binding obligation of Acquisition Corporation, enforceable against Acquisition Corporation in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ right generally, and subject, as to enforceability, to general principles of equity.

5.3.3.    Subject to compliance by ABB Financial Group with the terms and conditions of this Agreement, the receipt of the Regulatory Approvals (and compliance with any conditions contained therein) and ABB Financial Group Stockholder Approval,

(A)	the execution and delivery of this Agreement by Community First Bancshares and Acquisition Corporation,

(B)	the consummation of the transactions contemplated hereby, and

(C)	compliance by Community First Bancshares and Acquisition Corporation with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the charter or bylaws of Community First Bancshares or any Community First Bancshares Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Community First Bancshares or any Community First Bancshares Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Community First Bancshares, Newton Federal Bank or any Community First Bancshares Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Community First Bancshares and the Community First Bancshares Subsidiaries taken as a whole.

5.4.    Consents and Approvals.

Except for (i) the Regulatory Approvals referred to in Section 8.2 hereof and compliance with any conditions contained therein, (ii) the approval of this Agreement by the requisite vote of the stockholders of ABB Financial Group, and (iii) the filing of articles of merger with the FRB and a certificate of merger with the Secretary of State of Georgia, and subject to the redemption and/or acquisition of the ABB Financial Group Preferred Stock and the ABB Financial Group Trust Preferred Securities in accordance with the terms of the Preferred Holder Purchase and Support Agreement, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Community First Bancshares and Acquisition Corporation, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary in connection with the execution and delivery of this Agreement by Community First Bancshares and Acquisition Corporation and the completion of the Merger by Community First Bancshares. To the Knowledge of Community First Bancshares and Acquisition Corporation, no fact or circumstance exists, including any possible other transaction pending or under consideration by Community First Bancshares, Acquisition Corporation or any of their Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the OCC or the Georgia Banking Department, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the HOLA, the Georgia Banking Law or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

5.5.    Financial Statements.

Community First Bancshares has previously made available to ABB Financial Group the Community First Bancshares Financial Statements. The Community First Bancshares Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Community First Bancshares and the Community First Bancshares Subsidiaries on a consolidated basis as of and for the respective periods ended on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.    Legal Proceedings.

Except as set forth in Community First Bancshares Disclosure Schedule 5.6, neither Community First Bancshares nor any Community First Bancshares Subsidiary is a party to any, and there are no pending or, to the Knowledge of Community First Bancshares, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Community First Bancshares or any Community First Bancshares Subsidiary, (ii) to which Community First Bancshares or any Community First Bancshares Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Community First Bancshares to perform under this Agreement.

5.7.    Compliance With Applicable Law.

5.7.1.    To the Knowledge of Community First Bancshares, each of Community First Bancshares and each Community First Bancshares Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Community First Bancshares nor any Community First Bancshares Subsidiary has received any written notice to the contrary.

5.7.2.    Each of Community First Bancshares and each Community First Bancshares Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Community First Bancshares, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals.

5.7.3.    For the period beginning September 30, 2017, and except as set forth in Community First Bancshares Disclosure Schedule 5.7.3, neither Community First Bancshares nor any Community First Bancshares Subsidiary has received any written notification or, to the Knowledge of Community First Bancshares, any other communication from any Bank Regulator (i) asserting that Community First Bancshares or any Community First Bancshares Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Community First Bancshares or any Community First Bancshares Subsidiary; (iii) requiring or threatening to require Community First Bancshares or any Community First Bancshares Subsidiary, or indicating that Community First Bancshares or any Community First Bancshares Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Community First Bancshares or any Community First Bancshares Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Community First Bancshares or any Community First Bancshares Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Community First Bancshares nor any Community First Bancshares Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Newton Federal Bank as to compliance with the CRA is “Satisfactory” or better.

5.8.    Employee Benefit Plans.

5.8.1.    Each employment agreement, change in control agreement, severance agreement or arrangement, consulting agreement, existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans and all other benefit practices, policies and arrangements maintained by Community First Bancshares or any Community First Bancshares Subsidiary and in which employees in general may participate (the “Community First Bancshares Compensation and Benefit Plans”) has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any regulations or rules promulgated thereunder, no notice has been issued by any Governmental Entity questioning or challenging such compliance, all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made, and any interest, fines, penalties or other impositions for late filings have been paid in full.

5.8.2.    To the Knowledge of Community First Bancshares, each Community First Bancshares Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination letter or opinion from the IRS, or is entitled to rely on a determination letter issued to the sponsor or a master or prototype plan, and Community First Bancshares is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Community First Bancshares, threatened action, suit or claim relating to any of the Community First Bancshares Compensation and Benefit Plans (other than routine claims for benefits). Neither Community First Bancshares nor any Community First Bancshares Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Community First Bancshares Compensation and Benefit Plan that would reasonably be expected to subject Community First Bancshares or any Community First Bancshares Subsidiary to an unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.

5.8.3.    All material contributions required to be made under the terms of any Community First Bancshares Compensation and Benefit Plan currently or formerly maintained by Community First Bancshares or any entity that is considered one employer with Community First Bancshares under Section 4001(b)(1) of ERISA or Section 414 of the Code (a “Community First Bancshares ERISA Affiliate Plan”) or any employee benefit arrangements to which Community First Bancshares or any Community First Bancshares Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Community First Bancshares’ consolidated financial statements to the extent required by GAAP. Community First Bancshares and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Community First Bancshares Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.9.    Available Consideration.

Community First Bancshares has available to it, or as of the Effective Time will have available to it, all funds necessary for the payment of the Merger Consideration and the Option Consideration and for the completion of the transactions contemplated by the Preferred Holder Purchase and Support Agreement.

ARTICLE VI

COVENANTS OF ABB FINANCIAL GROUP

6.1.    Conduct of Business.

6.1.1.    Affirmative Covenants. Except as specifically permitted, required or contemplated by this Agreement, or required by applicable law, during the period from the date of this Agreement to the Effective Time, except with the prior written consent of Community First Bancshares, which consent will not be unreasonably withheld, conditioned or delayed, ABB Financial Group will, and it will cause each ABB Financial Group Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization, assets, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees and maintain its rights and franchises; and take no action that would (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; provided, however that the forgoing shall not be deemed to require ABB Financial Group to take any action that would otherwise violate any other provision of this Agreement.

6.1.2.    Negative Covenants. ABB Financial Group agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted, required or contemplated by this Agreement, as set forth in ABB Financial Group Disclosure Schedule 6.1.2, or consented to by Community First Bancshares in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the ABB Financial Group Subsidiaries not to:

(A)    change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint a new director to its board of directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its articles of incorporation or charter);

(B)    (i) change the number of authorized or issued shares of its capital stock (other than pursuant to the issuance of shares upon the exercise of outstanding ABB Financial Group Stock Options), issue any shares of ABB Financial Group Common Stock that are held as “treasury shares” as of the date of this Agreement, (ii) issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the ABB Financial Group Stock Benefit Plans, (iii) split, combine or reclassify any shares of capital stock, (iv) declare, set aside or pay any dividend or other distribution in respect of capital stock (other than regular quarterly dividends on the ABB Financial Group Preferred Stock), or (v) redeem or otherwise acquire any shares of capital stock (other than the redemption or acquisition of the ABB Financial Group Preferred Stock and the ABB Financial Group Trust Preferred Securities, as contemplated by this Agreement and the Preferred Holder and Purchase and Support Agreement);

(C)    enter into, renew, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(W)) except in the ordinary course of business consistent with past practice;

(D)    make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E)    grant or agree to pay any bonus, severance or termination to, or enter into, renew, amend or terminate any employment agreement, severance agreement and/or supplemental executive agreement (including surrendering any annuity contract related to a supplemental executive retirement plan) with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on ABB Financial Group Disclosure Schedules 4.9.1 or 4.13.1, (ii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice as set forth on ABB Financial Group Disclosure Schedule 6.1.2(E), (iii) the payment of bonuses for the year ending December 31, 2019, to the extent such bonuses have been accrued in accordance with GAAP through the date of payment and further provided that such bonuses are consistent, as to amount, methodology, persons covered and payment timing, with past practice and in any event in an amount not to exceed the total cash bonuses paid in the aggregate for the year ended December 31, 2018. For the sake of clarity, ABB Financial Group shall be permitted without the consent of Community First Bancshares to contribute its regularly scheduled matching contribution or four percent (4%) non-elective contribution to the ABB Financial Group 401(k) Plan, in the ordinary course and consistent with past practices, on or prior to Closing. Neither ABB Financial Group nor any ABB Financial Group Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, except that ABB Financial Group may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F)    pay, accrue or accelerate the amount of vacation or paid time off, except in the ordinary course of business consistent with past practice;

(G)    enter into, modify, amend, or terminate, except as may be required by applicable law or the terms of this Agreement, any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice; or amend, modify or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

(H)    enter into, modify, renew or change the level of coverage of any insurance applicable to directors and officers except as may be required by applicable law or the terms of this Agreement;

(I)    merge or consolidate ABB Financial Group or any ABB Financial Group Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of ABB Financial Group or any ABB Financial Group Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between ABB Financial Group, or any ABB Financial Group Subsidiary, and any other Person, in each case in the ordinary course of business consistent with past practice; or enter into a purchase and assumption transaction with respect to deposits and liabilities;

(J)    sell or otherwise dispose of the capital stock of ABB Financial Group or sell or otherwise dispose of any asset of ABB Financial Group or of any ABB Financial Group Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB of Atlanta, subject any asset of ABB Financial Group or of any ABB Financial Group Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than (a) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (b) advances from the FHLB; prepay any indebtedness or other similar arrangements so used to cause ABB Financial Group to incur any prepayment penalty thereunder; or purchase any brokered certificates of deposit;

(K)    take any action that would result in any of the representations and warranties of ABB Financial Group set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(L)    change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date), regulatory accounting principles or any Bank Regulator responsible for regulating ABB Financial Group;

(M)     waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which ABB Financial Group or any ABB Financial Group Subsidiary is a party;

(N)    purchase any equity securities or purchase any security for its investment portfolio inconsistent with ABB Financial Group’s or any ABB Financial Group Subsidiary’s current investment policy;

(O)    except for commitments issued prior to the date of this Agreement that have not yet expired and that have been disclosed on the ABB Financial Group Disclosure Schedule 6.1.2(O), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) or refinance or restructure an existing loan, in each case in excess of $1.0 million or that involves a material exception to policy; provided that Community First Bancshares shall have been deemed to have consented to any loan in excess of such amount if Community First Bancshares does not object to any such proposed loan within three business days after receipt by Community First Bancshares of (i) a written request by ABB Financial Group to exceed such limit and (ii) all financial or other data that Community First Bancshares may reasonably request to evaluate such loan.

(P)     enter into, renew, extend or modify any transaction (other than a loan, subject to subsection (O) above, or a deposit transaction) with any Affiliate; provided that Community First Bancshares shall have been deemed to have consented to any renewal, extension or modification of any transaction with an Affiliate if Community First Bancshares does not object to any such proposed renewal, extension or modification within three business days after receipt by Community First Bancshares of (i) a written request by ABB Financial Group to enter into, renew, extend or modify such a transaction and (ii) all financial or other data that Community First Bancshares may reasonably request in order to evaluate such transaction;

(Q)    except in the ordinary course of business consistent with past practice, enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(R)    except for the execution of this Agreement and actions taken or that will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment or change in control agreement;

(S)    make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon; investments; asset/liability management; deposit pricing or generation; or other material banking policies in any material respect except, as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles, or by a Bank Regulator;

(T)    except for the execution of this Agreement and the transactions contemplated hereby, take any action that would give rise to an acceleration of the right to payment to any individual under any ABB Financial Group Compensation and Benefit Plan;

(U)    except as set forth in ABB Financial Group Disclosure Schedule 6.1.2(U), make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(V)    purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies (other than liabilities that relate solely to accruals with respect to loss contingencies within the meaning of ASC 450);

(W)    buy or sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate, the sales of which are consistent with past practice) unless, with regard to such sales, Newton Federal Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

(X)    undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by ABB Financial Group of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(Y)    pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages not in excess of $25,000 individually or $50,000 in the aggregate, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(Z)    foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;

(AA)    issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Community First Bancshares and, to the extent relating to post-Closing employment, benefits or compensation information without the prior consent of Community First Bancshares (which shall not be unreasonably withheld, delayed or conditioned), or issue any broadly distributed communication of a general nature to customers without the prior approval of Community First Bancshares (which shall not be unreasonably withheld, delayed or conditioned), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(BB)    agree to do any of the foregoing.

6.2.    Current Information.

6.2.1.    Except to the extent prohibited by a Bank Regulator pursuant to regulatory policy, during the period from the date of this Agreement to the Effective Time, ABB Financial Group will cause one or more of its representatives to confer with representatives of Community First Bancshares and report the general status of its ongoing operations at such times as Community First Bancshares may reasonably request. ABB Financial Group will promptly notify

Community First Bancshares of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving ABB Financial Group or any ABB Financial Group Subsidiary. Any information provided pursuant to this Section 6.2.1 will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.

6.2.2.    ABB Financial Group and Newton Federal Bank shall meet on a regular basis to discuss and plan for the conversion of Affinity Bank’s data processing and related electronic informational systems to those used by Newton Federal Bank, which planning shall include, but not be limited to discussion of: the possible termination by Affinity Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter; non-renewal of personal property leases and software licenses used by Affinity Bank in connection with its systems operations; and retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that ABB Financial Group shall not be obligated to take any such action with respect to possible terminations or non-renewals (or that could otherwise have a detrimental effect on ABB Financial Group) prior to satisfaction of all closing conditions in Sections 9.1 and 9.3 (other than Section 9.3.4), including the receipt of all required Regulatory Approvals and approval of the ABB Financial Group Stockholders. If ABB Financial Group or Affinity Bank takes, at the request of Newton Federal Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Newton Federal Bank shall pay any such fees and charges directly to such third parties, and shall indemnify ABB Financial Group for the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by ABB Financial Group, or a termination of this Agreement under Section 11.1.8 or 11.1.9.

6.2.3.    ABB Financial Group shall provide Community First Bancshares, substantially contemporaneously with the delivery to the Board of Directors of ABB Financial Group, of the materials for the monthly board meeting, which shall include a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in ASC 310-40, Receivables, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month, (iv) impaired loans and (v) loans classified as “substandard,” “doubtful” or “loss”). On a monthly basis, ABB Financial Group shall provide Community First Bancshares with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4.    ABB Financial Group shall promptly inform Community First Bancshares, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of ABB Financial Group or any ABB Financial Group Subsidiary under any labor or employment law.

6.3.    Access to Properties and Records.

6.3.1.    Subject to Section 12.1 hereof, and except to the extent prohibited by a Bank Regulator pursuant to regulatory policy, ABB Financial Group shall permit Community First Bancshares reasonable access, upon reasonable notice, to its properties and those of the ABB Financial Group Subsidiaries, and shall disclose and make available to Community First Bancshares during normal business hours all of its personnel, books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss the transactions contemplated by this Agreement or any other subject matter ABB Financial Group reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Community First Bancshares or its Subsidiaries may have a reasonable interest; provided, however, that ABB Financial Group shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in ABB Financial Group’s reasonable judgment, would: (i) interfere with the normal conduct of ABB Financial Group’s business; (ii) would violate or prejudice the rights or business interests or confidences of any customer; or (iii) contravene any law, rule, regulation, order, judgment or decree. ABB Financial Group shall provide and shall request its auditors to provide Community First Bancshares with such historical financial information regarding it (and related audit reports and consents) as Community First Bancshares may reasonably request for Securities Laws disclosure purposes. Community First Bancshares shall use commercially reasonable efforts to minimize any interference with ABB Financial Group’s regular business operations during any such access to ABB Financial Group’s property, books and records.

6.3.2.    ABB Financial Group shall permit Community First Bancshares, at its own expense, to cause a “Phase I Environmental Site Assessment” (the “Phase I”) (in conformance with American Society for Testing Materials (“ASTM”) Standard 1527-13, as amended) to be performed at each branch office and other property owned by ABB Financial Group, and, to the extent permitted by any lease governing ABB Financial Group’s lease of any branch, at each branch leased by ABB Financial Group, at any time prior to the Closing Date, and to the extent such Phase I recommends performance of a Phase II Environmental Site Assessment (the “Phase II”) at any property, ABB Financial Group shall permit Community First Bancshares, at its own expense, to cause a Phase II to be performed at such property prior to the Closing Date, provided that the Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by the ASTM) that was discovered in the Phase I, and provided that as to any Phase II performed at a branch that ABB Financial Group leases, the landlord pursuant to the applicable lease has consented to such Phase II if such consent is necessary pursuant to the lease. ABB Financial Group will use its commercially reasonable efforts (at no cost to ABB Financial Group) to obtain such landlord consent. Prior to performing any Phase II, Community First Bancshares will provide ABB Financial Group with a copy of its proposed work plan and Community First Bancshares will cooperate in good faith with ABB Financial Group to address any comments or suggestions made by ABB Financial Group regarding the work plan. Community First Bancshares and its environmental consultant shall conduct all environmental assessments pursuant to this Section 6.3.2 at mutually agreeable times to eliminate or minimize to the greatest extent possible interference with the operation of ABB Financial Group’s business, and Community First Bancshares shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. Community First Bancshares shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by Community First Bancshares.

6.3.3.    Notwithstanding anything to the contrary contained in this Section 6.3, in no event shall Community First Bancshares have access to any information that, based on advice of ABB Financial Group’s counsel, would (a) reasonably be expected to waive any material legal privilege, (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of ABB Financial Group with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Community First Bancshares, ABB Financial Group has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality. Further, Community First Bancshares shall not have access to information that relates to the Merger or an Acquisition Proposal. All requests made pursuant to this Section 6.3 shall be directed to an executive officer of ABB Financial Group or such Person or Persons as may be designated by ABB Financial Group. All information received pursuant to this Section 6.3 shall be governed by the terms of the Confidentiality Agreement.

6.4.    Financial and Other Statements.

6.4.1.    Promptly upon receipt thereof, ABB Financial Group will furnish to Community First Bancshares copies of each annual, interim or special internal or external audit of the books of ABB Financial Group and each ABB Financial Group Subsidiary made by ABB Financial Group, its independent auditors or other auditors, and copies of all internal control reports submitted to ABB Financial Group by such auditors in connection with each annual, interim or special internal or external audit of the books of ABB Financial Group and the ABB Financial Group Subsidiaries made by its auditors.

6.4.2.    ABB Financial Group will furnish to Community First Bancshares copies of all documents, statements and reports that it or any ABB Financial Group Subsidiary sends to its stockholders, the FRB, the FDIC, the Georgia Banking Department, or any other regulatory authority, except as legally prohibited thereby.

6.4.3.    To the extent legally permitted, ABB Financial Group will advise Community First Bancshares promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of ABB Financial Group or any ABB Financial Group Subsidiary.

6.4.4.    With reasonable promptness, ABB Financial Group will furnish to Community First Bancshares such additional financial data that ABB Financial Group possesses and as Community First Bancshares may reasonably request, including without limitation, monthly financial statements and loan reports.

6.5.    Maintenance of Insurance.

ABB Financial Group shall maintain, and cause the ABB Financial Group Subsidiaries to maintain, insurance in such amounts that ABB Financial Group believes are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

6.6.    Disclosure Supplements.

From time to time prior to the Effective Time, ABB Financial Group will promptly supplement or amend the ABB Financial Group Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such ABB Financial Group Disclosure Schedule or that is necessary to correct any information in such ABB Financial Group Disclosure Schedule that has been rendered inaccurate thereby. No supplement or amendment to such ABB Financial Group Disclosure Schedule shall have any effect for determining satisfaction of the conditions set forth in Article IX.

6.7.    Consents and Approvals of Third Parties.

ABB Financial Group shall use all commercially reasonable efforts, and shall cause each ABB Financial Group Subsidiary to use all commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8.    All Reasonable Efforts.

Subject to the terms and conditions herein provided, ABB Financial Group agrees to use, and agrees to cause each ABB Financial Group Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9.    Failure to Fulfill Conditions.

If ABB Financial Group determines (i) that a condition to its obligation to complete the Merger cannot be fulfilled, or (ii) any event, condition, change or occurrence that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect, it will promptly notify Community First Bancshares.

6.10.    No Solicitation.

6.10.1.    From and after the date hereof until the earlier to occur of the Effective Time or the date of termination of this Agreement in accordance with Article XI, and subject to the provisions of this Section 6.10, ABB Financial Group shall not, and shall cause the ABB Financial Group Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “ABB

Financial Group Representatives”) not to, directly or indirectly: (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Community First Bancshares) any information or data with respect to ABB Financial Group or any of the ABB Financial Group Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which ABB Financial Group is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by ABB Financial Group or any ABB Financial Group Representative, whether or not such Representative is so authorized and whether or not such ABB Financial Group Representative is purporting to act on behalf of ABB Financial Group or otherwise, shall be deemed to be a breach of this Agreement by ABB Financial Group. ABB Financial Group and the ABB Financial Group Subsidiaries shall, and shall cause each of the ABB Financial Group Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Community First Bancshares), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions, including by way of merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the acquisition or purchase by any Person of twenty-five percent (25%) or more of the total outstanding voting securities of ABB Financial Group or any of the ABB Financial Group Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of ABB Financial Group or any of the ABB Financial Group Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of ABB Financial Group and the ABB Financial Group Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of ABB Financial Group or any of the ABB Financial Group Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of ABB Financial Group or any of the ABB Financial Group Subsidiaries; or (E) any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing. For the purpose of clarity, the redemption or acquisition of the ABB Financial Group Preferred Stock and/or the ABB Financial Group Trust Preferred Securities (including the exchange of the ABB Financial Group Trust Preferred Securities for ABB Financial Group Preferred Stock as contemplated by the Omnibus Agreement) shall not constitute an Acquisition Transaction.

6.10.2.    Notwithstanding Section 6.10.1, ABB Financial Group may take any of the actions described in clause (ii) of Section 6.10.1 only if, (i) ABB Financial Group has received a bona fide unsolicited written Acquisition Proposal, prior to the receipt of the ABB Financial Group Stockholder Approval, that did not result from a breach of this Section 6.10; (ii) the Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Proposal; (iii) the ABB Financial Group Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary obligations to ABB Financial Group’s stockholders under applicable law; (iv) ABB Financial Group has provided Community First Bancshares with at least three (3) business days prior notice of such determination; and (v) prior to furnishing or affording access to any information or data with respect to ABB Financial Group or any of the ABB Financial Group Subsidiaries or otherwise relating to an Acquisition Proposal or entering into any discussions with a third party, ABB Financial Group receives from such Person a confidentiality agreement with terms no less favorable to ABB Financial Group than those contained in the Confidentiality Agreement. ABB Financial Group shall promptly provide to Community First Bancshares any non-public information regarding ABB Financial Group or the ABB Financial Group Subsidiaries provided to any other Person that was not previously provided to Community First Bancshares, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction (with the percentages set forth in the definition of such term changed from 25% to 50%) on terms that the ABB Financial Group Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor (i) would result in a transaction that (A) is more favorable, from a financial point of view, than the consideration to be paid to the ABB Financial Group shareholders than the transactions contemplated by this Agreement, considering, among other things, the nature of the consideration being offered and which proposal is not conditioned upon obtaining additional financing, and (B) is, in light of the other terms of such proposal, more favorable to the ABB Financial Group Stockholders than the Merger and the transactions contemplated by this Agreement, considering, among other things, any material regulatory approvals and other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3.    ABB Financial Group shall promptly (and in any event within twenty-four (24) hours) notify Community First Bancshares in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, ABB Financial Group or any ABB Financial Group Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), ABB

Financial Group agrees that it shall keep Community First Bancshares informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4.    Subject to Section 6.10.5, neither the ABB Financial Group Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Community First Bancshares in connection with the transactions contemplated by this Agreement (including the Merger), the ABB Financial Group Recommendation (as defined in Section 8.1.1), or make any statement, filing or release, in connection with the ABB Financial Group Stockholders Meeting or otherwise, inconsistent with the ABB Financial Group Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the ABB Financial Group Recommendation); or (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal.

6.10.5.    Notwithstanding Section 6.10.4, prior to receipt of the ABB Financial Group Stockholder Approval, the ABB Financial Group Board of Directors may approve or recommend to the stockholders of ABB Financial Group a Superior Proposal and withdraw, qualify or modify the ABB Financial Group Recommendation in connection therewith (an “ABB Financial Group Subsequent Determination”) after the third (3rd) Business Day following Community First Bancshares’ receipt of a notice (the “Notice of Superior Proposal”) from ABB Financial Group advising Community First Bancshares that the ABB Financial Group Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that ABB Financial Group shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that ABB Financial Group proposes to accept and the subsequent notice period shall be three (3) business days) if, but only if, (i) the ABB Financial Group Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to ABB Financial Group’s stockholders under applicable law, and (ii) at the end of such three (3) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Community First Bancshares since its receipt of such Notice of Superior Proposal (provided, however, that Community First Bancshares shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the ABB Financial Group Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.10.5, and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the ABB Financial Group Recommendation or the making of an ABB Financial Group Subsequent Determination by the ABB Financial Group Board of Directors shall not change the approval of the ABB Financial Group Board of Directors for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or similar law to be inapplicable to this Agreement and the ABB Financial Group Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

6.11.    Board of Directors and Committee Meetings.

Except to the extent prohibited by a Bank Regulator pursuant to regulatory policy, ABB Financial Group shall permit representatives of Community First Bancshares or its Subsidiaries (no more than two) to attend any meeting of its Board of Directors or the Executive and Loan Committees thereof as an observer, subject to the Confidentiality Agreement, provided that ABB Financial Group shall not be required to permit the representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of ABB Financial Group or during any other matter (i) that the Board of Directors has reasonably determined to be confidential with respect to the participation of Community First Bancshares or its Subsidiaries, or (ii) that ABB Financial Group would not be required to disclose under Section 6.3.3 hereof.

6.12.    Termination of the ABB Financial Group 401(k) Plan and Payment of Certain Amounts.

6.12.1.    At the written request of Community First Bancshares made no later than 30 days prior to the Effective Time, ABB Financial Group shall take all necessary actions to terminate the ABB Financial Group 401(k) Plan immediately prior to the Effective Time, subject to Closing. In connection with the termination of the ABB Financial Group 401(k) Plan, ABB Financial Group or, following the Effective Time, Newton Federal Bank shall use their best efforts to seek a favorable determination letter from the IRS on the tax-qualified status of the ABB Financial Group 401(k) Plan under Code Section 401(a) on termination. As soon as administratively practicable following the receipt of such favorable determination letter, the account balances of all participants and beneficiaries in the ABB Financial Group 401(k) Plan shall either be distributed to the participants and beneficiaries or transferred at the request of a participant or applicable beneficiary to either an eligible tax-qualified retirement plan or individual retirement account, or if no participant or beneficiary direction is received, shall be distributed in accordance with the requirements of the Code and ERISA.

6.12.2.    ABB Financial Group shall terminate its existing employment agreements at the Effective Time.

6.12.3    ABB Financial Group shall pay the individual parties the amounts set forth in the ABB Financial Group Disclosure Schedule; provided, that no payment shall be made that would be considered an “excess parachute payment” within the meaning of Code Section 280G or result in any other adverse tax consequence to the Community First Bancshares. Notwithstanding the foregoing, nothing in this Section 6.12.3 shall be deemed to prohibit ABB Financial Group from seeking stockholder approval of any payments and/or benefits in accordance with Code Section 280G(b)(5)(B) prior to Effective Time so that, in the event such stockholder approval is obtained, such payments and/or benefits are not deemed to be “excess parachute payments” within the meaning of Code Section 280G. Prior to seeking such stockholder approval, ABB Financial Group shall provide drafts of any stockholder approval materials to Community First Bancshares for its review and approval, which shall not be unreasonably withheld or delayed.

6.13.    Access to Customers and Suppliers.

6.13.1.    ABB Financial Group and Community First Bancshares will work together to promote good relations between Affinity Bank and its customers and to retain and grow Affinity Bank customer relationships prior to and after the Effective Time. ABB Financial Group and Community First Bancshares agree that it may be necessary or advisable from and after the date of this Agreement for representatives of Affinity Bank and/or of Newton Federal Bank to meet with Affinity Bank customers to discuss the business combination and related transactions contemplated by this Agreement with Affinity Bank customers. Affinity Bank shall use commercially reasonable efforts to promptly make arrangements for discussions and meetings between Affinity Bank customers and Newton Federal Bank as reasonably requested by Newton Federal Bank and Affinity Bank representatives shall have the right to participate in any discussions or meetings between Affinity Bank customers and Newton Federal Bank.

6.13.2.    From and after the date of this Agreement, ABB Financial Group shall, upon Community First Bancshares’ reasonable request, introduce Community First Bancshares and its representatives to suppliers of ABB Financial Group and its Subsidiaries to facilitate the integration of ABB Financial Group and its business into that of Community First Bancshares. Any interaction between Community First Bancshares and ABB Financial Group’s suppliers shall be coordinated by ABB Financial Group. ABB Financial Group shall have the right to participate in any discussions between Community First Bancshares and ABB Financial Group’s suppliers.

6.14.    Anti-Takeover Provisions.

ABB Financial Group and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Community First Bancshares and its Subsidiaries, this Agreement and the Merger from any provisions of an anti-takeover nature in ABB Financial Group’s or its Subsidiaries’ articles of incorporation or charter or bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws.

6.15.    Stockholder Litigation.

ABB Financial Group shall give Community First Bancshares and Newton Federal Bank the opportunity to participate at Community First Bancshares’ and Newton Federal Bank’s own expense in the defense or settlement of any stockholder litigation against ABB Financial Group and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Community First Bancshares’ prior written consent (such consent not to be unreasonably withheld or delayed).

6.16.    ABB Financial Group Preferred Stock and ABB Financial Group Trust Preferred Securities.

ABB Financial Group shall use its reasonable best efforts to facilitate the redemption of the ABB Financial Group Preferred Stock and the acquisition of the ABB Financial Group Trust Preferred Securities in accordance with the provisions of the Preferred Holder Purchase and Support Agreement. Community First Bancshares shall fund such redemption and acquisition.

ARTICLE VII

COVENANTS OF COMMUNITY FIRST BANCSHARES

7.1.    Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of ABB Financial Group, which consent will not be unreasonably withheld, conditioned or delayed, Community First Bancshares will, and will cause each Community First Bancshares Subsidiary to, use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; provided, however that the forgoing shall not be deemed to require Community First Bancshares to take any action that would otherwise violate any other provision of this Agreement.

7.2.    Disclosure Supplements.

From time to time prior to the Effective Time, Community First Bancshares will promptly supplement or amend the Community First Bancshares Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Community First Bancshares Disclosure Schedule or that is necessary to correct any information in such Community First Bancshares Disclosure Schedule that has been rendered inaccurate thereby. No supplement or amendment to such Community First Bancshares Disclosure Schedule shall have any effect for determining satisfaction of the conditions set forth in Article IX.

7.3.    Consents and Approvals of Third Parties.

Community First Bancshares shall use all commercially reasonable efforts, and shall cause each Community First Bancshares Subsidiary to use all commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.4.    All Reasonable Efforts.

Subject to the terms and conditions herein provided, Community First Bancshares agrees to use, and agrees to cause each Community First Bancshares Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.5.    Failure to Fulfill Conditions.

If Community First Bancshares determines (i) that a condition to its obligation or the obligation of Acquisition Corporation to complete the Merger cannot be fulfilled, or (ii) any event, condition, change or occurrence that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in, a Material Adverse Effect, it will promptly notify ABB Financial Group.

7.6.    Employee Benefits.

7.6.1.    Except as otherwise provided in this Agreement, Community First Bancshares will review all the ABB Financial Group Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans on or after the Effective Time. If any ABB Financial Group Compensation and Benefit Plan is frozen or terminated at the request of or by Community First Bancshares, former employees of ABB Financial Group or Affinity Bank who become employees of Community First Bancshares or Newton Federal Bank after the Effective Time (“Continuing Employees”) who were participants in such plan shall be eligible to participate in any Community First Bancshares Compensation and Benefit Plan of similar character, to extent that one exists (other than any Community First Bancshares non-qualified deferred compensation plan, employment agreement, change in control agreement, supplemental executive arrangement or equity incentive plan or other similar-type of arrangement). Continuing Employees who become participants in a Community First Bancshares Compensation and Benefits Plan shall be given credit for meeting eligibility and vesting requirements only (and not for benefit accrual purposes, except that credit for benefit accrual purposes shall be given in the Newton Federal Bank Employee Savings Plan or any vacation or paid time off plan) in such plans for service as an employee of ABB Financial Group or Affinity Bank prior to the Effective Time; provided, however, that credit for prior service shall not be given under the Community First Bancshares retiree health plan. This Agreement shall not be construed to limit the ability of Community First Bancshares or Newton Federal Bank to terminate the employment of any ABB Financial Group or Affinity Bank employee or to review any ABB Financial Group Compensation and Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.

7.6.2.    Community First Bancshares shall honor the contractual terms of all employment, consulting, change in control, severance and deferred compensation agreements, if any, listed on ABB Financial Group Disclosure Schedule 4.13.1 (collectively, the “ABB Financial Group Non-Qualified Agreements”), except to the extent any such agreement is superseded or terminated prior to, as of, or following, the Effective Time. Notwithstanding anything contained in the ABB Financial Group Non-Qualified Agreements or in this Agreement, no payment shall be made under any Non-Qualified Agreement or otherwise that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any payments or benefits would constitute a “parachute payment,” such payments and/or benefits will be reduced to the extent necessary to avoid penalties or excise taxes under Sections 280G and 4999 of the Code.

7.6.3.    Any employee of ABB Financial Group or Affinity Bank who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated involuntarily (other than “for cause,” as hereinafter defined) at the Effective Time or within one (1) year following the Effective Time shall receive a lump sum severance payment from Community First Bancshares equal to two (2) weeks’ base salary or base rate of pay at the rate then in effect, for each full year of employment, beginning with their original hire date and ending on the date of termination of employment, subject to a minimum of four (4) weeks and a maximum of twenty-six (26) weeks, provided that such employee enters into a release of claims against Community First Bancshares and its affiliates, predecessors and successors substantially in the form set forth in Community First Bancshares Disclosure Schedule 7.6.3. For the purposes of this Section 7.6.3, a “for cause” termination shall mean any termination of employment due to the occurrence of one or more of the following events: (A) the Continuing Employee’s willful refusal to comply in any material respect with Community First Bancshares’ employment policies or directives, (B) the Continuing Employee’s commission of misconduct or an act of fraud, theft or embezzlement against Community First Bancshares, (C) the Continuing Employee’s being charged with any felony, or conviction or plea of nolo contendere to any felony or crime, or (D) the Continuing Employee’s failure to substantially perform the duties and responsibilities of such Continuing Employee’s position.

7.6.4.    In the event of any termination of any ABB Financial Group health plan or consolidation of any such plan with any Community First Bancshares or Newton Federal Bank health plan, Newton Federal Bank shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to Newton Federal Bank employees. Unless a Continuing Employee affirmatively terminates coverage under an ABB Financial Group health plan prior to the time that such Continuing Employee becomes eligible to participate in the Newton Federal Bank health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the ABB Financial Group health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Newton Federal Bank and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. Community First Bancshares and Newton Federal Bank shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable health plans of Community First Bancshares or Newton Federal Bank, (ii) provide full credit under such plans for any deductible, co-payment, and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the employee on or after the Effective Time, in each case to the extent the employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs. In the event of a termination or consolidation of any ABB Financial Group health plan, terminated ABB Financial Group and Affinity Bank employees and qualified beneficiaries will have the right to continued coverage under group health plans of Newton Federal Bank in accordance with COBRA.

7.6.5.    Community First Bancshares and Newton Federal Bank agree to take all such actions related to the ABB Financial Group 401(k) Plan as stated in Section 6.12 of this Agreement to the extent that further action is necessary following the Closing.

7.6.6.    Community First Bancshares will honor all obligations under the Affinity Bank Supplemental Executive Retirement Plan and Atlanta Business Bank Joint Beneficiary Designation Agreements set forth in the ABB Financial Group Disclosure Schedule in accordance with their terms.

7.6.7.    ABB Financial shall establish a retention bonus pool in the amount as provided in the ABB Financial Group Disclosure Schedule for employees of the Affinity Bank designated in writing by ABB Financial Group and Community First Bancshares to help retain key employees; provided, that no retention bonus pool payment shall be made that would be considered an “excess parachute payment” within the meaning of Code Section 280G or result in any other adverse tax consequence to the Community First Bancshares. The amount and payment date of the retention bonus for each applicable employee shall be jointly determined in writing by ABB Financial Group and Community First Bancshares.

7.6.8.    Concurrently with the execution of this Agreement, Community First Bancshares and ABB Financial Group has entered into employment agreements with each of Edward J. Cooney, Chip Nelson and Elizabeth Galazka to be effective as of the Effective Time, which employment agreements are in the forms set forth in the Community First Bancshares Disclosure Schedule 7.6.8.

7.7.    Directors and Officers Indemnification and Insurance.

7.7.1.    Prior to the Effective Time, Community First Bancshares shall purchase, or cause Newton Federal Bank to purchase, a non-rescindable extended reporting period for the current directors’ and officers’ liability insurance policies maintained by ABB Financial Group with a duration of at least six (6) years after the Effective Time (provided, that Community First Bancshares may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Community First Bancshares be required to expend pursuant to this Section 7.7.1 in the aggregate for such policy or policies more than one-hundred and fifty percent (150%) of the annual cost currently expended by ABB Financial Group with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the aggregate annual premiums (or single premium for six (6) years’ coverage) necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Community First Bancshares shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, ABB Financial Group agrees in order for Community First Bancshares to fulfill its agreement to provide directors’ and officers’ liability insurance policies for six years, to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.7.2.    For a period of six (6) years after the Effective Time, Community First Bancshares shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of ABB Financial Group or an ABB Financial Group Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Community First Bancshares, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of ABB Financial Group or an ABB Financial Group Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent as would have been permitted by ABB Financial Group under the Georgia Business Corporation Code and under ABB Financial Group’s articles of incorporation and bylaws, and to the extent not prohibited by federal law or regulation. Community First Bancshares shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by federal law or regulation (and to the extent not prohibited by federal law or regulation) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify Community First Bancshares (but the failure so to notify Community First Bancshares shall not relieve Community First Bancshares from any liability that it may have under this Section 7.7.2, except to the extent such failure materially prejudices Community First Bancshares) and shall deliver to Community First Bancshares the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (i) Community First Bancshares shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Community First Bancshares shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Community First Bancshares elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues that raise conflicts of interest between Community First Bancshares and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Community First Bancshares shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (ii) except to the extent otherwise required due to conflicts of interest, Community First Bancshares shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties and the reasonable fees and expenses of such law firm shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (iii) Community First Bancshares shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (iv) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of ABB Financial Group or any ABB Financial Group Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of ABB Financial Group or any ABB Financial Group Subsidiary.

7.7.3.    The obligations of Community First Bancshares provided under this Section 7.7 are intended to be enforceable against Community First Bancshares directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Community First Bancshares. Community First Bancshares shall pay all reasonable costs, including attorneys’ fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.7 to the fullest extent permitted under applicable law; provided, however such payment of costs shall be immediately reimbursed to Community First Bancshares by such Indemnified Party if the Indemnified Party is not successful in enforcing the indemnity or other obligations provided for in this Section 7.7. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

7.7.4.    Any indemnification payments made pursuant to this Section 7.7 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the FDIC (12.C.F.R. Part 359).

7.8.    Cash Reserve.

Community First Bancshares agrees at all times from the date of this Agreement until the Merger Consideration and Option Consideration has been paid in full to maintain sufficient liquid accounts, borrowing capacity or availability of funds from Newton Federal Bank to fulfill its obligations under this Agreement.

7.9.    Director Appointment.

Prior to the Closing Date, each of Community First Bancshares and Newton Federal Bank shall take all required action to appoint Edward J. Cooney to the Board of Directors of Community First Bancshares and Newton Federal Bank, effective as of the Effective Time.

7.10.    ABB Financial Group Preferred Stock and ABB Financial Group Trust Preferred Securities.

Community First Bancshares shall use its reasonable best efforts to facilitate the redemption of the ABB Financial Group Preferred Stock and the acquisition of the ABB Financial Group Trust Preferred Securities in accordance with the provisions of the Preferred Holder Purchase and Support Agreement. Community First Bancshares shall fund such redemption and acquisition.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1.    Meeting of ABB Financial Group Stockholders; Proxy Statement

8.1.1.    ABB Financial Group will take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to consider this Agreement and the Merger and any other matters required to be approved or adopted by its stockholders in order to carry out the intentions of this Agreement (the “ABB Financial Group Stockholders’ Meeting”). ABB Financial

Group agrees that its obligations pursuant to this Section 8.1 shall not be affected by the commencement, public proposal, public disclosure or communication to ABB Financial Group of any Acquisition Proposal or by any ABB Financial Group Subsequent Determination. Subject to Section 6.10.5, ABB Financial Group shall, (i) through ABB Financial Group’s Board of Directors, recommend to its stockholders approval and adoption of this Agreement (the “ABB Financial Group Recommendation”), (ii) include such recommendation in the Proxy Statement (as defined below) for such ABB Financial Group Stockholders’ Meeting and (iii) use commercially reasonable efforts to obtain from the ABB Financial Group Stockholders a vote approving and adopting this Agreement.

8.1.2.    For the purpose of holding the ABB Financial Group Stockholders’ Meeting, ABB Financial Group shall prepare a proxy statement satisfying all applicable requirements of applicable state securities and banking laws (such proxy statement in the form mailed by ABB Financial Group to the ABB Financial Group Stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement”). ABB Financial Group shall promptly mail the Proxy Statement to its stockholders. ABB Financial Group shall provide Community First Bancshares and its counsel a reasonable opportunity for review and comment on the Proxy Statement prior to such mailing.

8.2.    Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Bank Regulators and any other Governmental Entities necessary to consummate the transactions contemplated by this Agreement, and Community First Bancshares will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof (and no later than forty-five (45) days following the date hereof). In no event shall Community First Bancshares or any Newton Federal Bank be required to agree to any prohibition, limitation, or other requirement that would individually or in the aggregate (i) prohibit or materially limit the ownership or operation by Community First Bancshares or Newton Federal Bank of all or any material portion of the business or assets of ABB Financial Group or any ABB Financial Group Subsidiary, (ii) compel Community First Bancshares or Newton Federal Bank to dispose of or hold separate all or any material portion of the business or assets of ABB Financial Group or any ABB Financial Group Subsidiary, (iii) impose a material compliance burden, penalty or obligation on Community First Bancshares or Newton Federal Bank resulting from noncompliance by ABB Financial Group with its regulatory obligations or (iv) otherwise materially impair the value of ABB Financial Group and the ABB Financial Group Subsidiaries to Community First Bancshares and Newton Federal Bank (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). The Parties will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Community First Bancshares shall give ABB Financial Group and its counsel the opportunity to review, and to the extent practicable to consult with Community First Bancshares on, each filing prior to its being filed with a Bank Regulator and shall give ABB Financial Group and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. Each party will use all commercially reasonable efforts to obtain such permits, consents, waivers, approvals and authorizations of the Bank Regulators and any other Governmental Entities as promptly as practicable and will keep the other apprised of the status of matters relating to the Regulatory Approvals.

ARTICLE IX

CLOSING CONDITIONS

9.1.    Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1.    Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of ABB Financial Group.

9.1.2.    Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any proceeding to enjoin or prohibit the consummation of the Merger or the transactions contemplated by the Merger.

9.1.3.    Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired.

9.2.    Conditions to the Obligations of Community First Bancshares under this Agreement.

The obligations of Community First Bancshares under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date, any one or more may be waived by Community First Bancshares:

9.2.1.    Representations and Warranties. Each of the representations and warranties of ABB Financial Group set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and ABB Financial Group shall have delivered to Community First Bancshares a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of ABB Financial Group as of the Effective Time.

9.2.2.    Agreements and Covenants. ABB Financial Group shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Community First Bancshares shall have received a certificate signed on behalf of ABB Financial Group by the Chief Executive Officer and Chief Financial Officer of ABB Financial Group to such effect dated as of the Effective Time.

9.2.3.    Permits, Authorizations, Etc. ABB Financial Group and the ABB Financial Group Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, except for those which the failure to obtain would not have a Material Adverse Effect on ABB Financial Group and its Subsidiaries, taken as a whole.

9.2.4.    Burdensome Condition. None of the Regulatory Approvals necessary to consummate the Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.

9.2.5.    Dissenting Shares. As of immediately prior to the Effective Time, not more than ten percent (10%) of the issued and outstanding shares of ABB Financial Group Common Stock shall have served a written notice of dissent from this Agreement to ABB Financial Group under the Georgia Business Corporation Code.

ABB Financial Group will furnish Community First Bancshares with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Community First Bancshares may reasonably request.

9.3.    Conditions to the Obligations of ABB Financial Group under this Agreement.

The obligations of ABB Financial Group under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date, any one or more may be waived by ABB Financial Group:

9.3.1.    Representations and Warranties. Each of the representations and warranties of Community First Bancshares and Acquisition Corporation set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and Community First Bancshares and Acquisition Corporation shall have delivered to ABB Financial Group a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Community First Bancshares and Acquisition Corporation as of the Effective Time.

9.3.2.    Agreements and Covenants. Community First Bancshares and Acquisition Corporation shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and ABB Financial Group shall have received a certificate signed on behalf of Community First Bancshares by the Chief Executive Officer and Chief Financial Officer of Community First Bancshares and Acquisition Corporation to such effect dated as of the Effective Time.

9.3.3.    Permits, Authorizations, Etc. Community First Bancshares shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, except for those which the failure to obtain would not have a Material Adverse Effect on Community First Bancshares and its Subsidiaries, taken as a whole.

9.3.4.    Payment of Merger Consideration. Community First Bancshares shall have delivered to the Paying Agent, in accordance with Section 3.2, an amount of cash sufficient to pay the aggregate Merger Consideration on or before the Closing Date and the Paying Agent shall provide ABB Financial Group with a certificate evidencing such delivery.

Community First Bancshares and Acquisition Corporation will furnish ABB Financial Group with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as ABB Financial Group may reasonably request.

ARTICLE X

THE CLOSING

10.1.    Time and Place.

Subject to the provisions of Article IX hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the Community First Bancshares, at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m. on the Closing Date, or at such other place or time upon which Community First Bancshares and ABB Financial Group mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place by electronic delivery or at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2.    Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Community First Bancshares and ABB Financial Group the certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1.    Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of ABB Financial Group:

11.1.1.    By the mutual written agreement of Community First Bancshares and ABB Financial Group;

11.1.2.    By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by ABB Financial Group) or Section 9.3.1 (in the case of a breach of a representation or warranty by Community First Bancshares);

11.1.3.    By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by ABB Financial Group) or Section 9.3.2 (in the case of a breach of covenant by Community First Bancshares);

11.1.4.    By either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Community First Bancshares and ABB Financial Group; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement; provided, however, that ABB Financial Group shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 8.1.

11.1.5.    By either party, if the stockholders of ABB Financial Group shall have voted at the ABB Financial Group Stockholders’ Meeting (as it may be adjourned and reconvened) and such vote shall not have been sufficient to approve the Merger or this Agreement; provided, however, that ABB Financial Group shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 8.1;

11.1.6.    By either party if (i) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection and such denial is final and unappealable, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7.    By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement;

11.1.8.    By Community First Bancshares if, prior to the receipt of the ABB Financial Group Stockholder Approval, (i) ABB Financial Group shall have breached its obligations under Section 6.10 or 8.1 of this Agreement in any material respect adverse to Community First Bancshares, or (ii) if the ABB Financial Group Board of Directors does not publicly recommend in the Proxy Statement that the ABB Financial Group Stockholders approve and adopt this Agreement or if, after making the ABB Financial Group Recommendation in the Proxy Statement for the ABB Financial Group Stockholders’ Meeting, the ABB Financial Group Board of Directors makes an ABB Financial Group Subsequent Determination; or

11.1.9.    By ABB Financial Group if ABB Financial Group has received a Superior Proposal and the Board of Directors of ABB Financial Group has made a determination to accept such Superior Proposal, or by Community First Bancshares if ABB Financial Group has received a Superior Proposal and ABB Financial Group has entered into a definitive agreement with respect to such Superior Proposal.

For purposes of this Section 11.1, termination of this Agreement by Community First Bancshares shall be deemed to constitute a termination on behalf of Acquisition Corporation.

11.2.    Effect of Termination.

11.2.1.    In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2.    If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)    Except as provided below or otherwise herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)    In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder. Moreover, no party shall be relieved of liability for fraud.

(C)    As a condition of Community First Bancshares’ willingness, and in order to induce Community First Bancshares to enter into this Agreement, and to reimburse Community First Bancshares for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, ABB Financial Group hereby agrees to pay Community First Bancshares, and Community First Bancshares shall be entitled to payment of, a fee of one-million, six hundred thousand dollars ($1,600,000.00) (the “Fee”), within three business days after written demand for payment is made by Community First Bancshares, following the occurrence of any of the events set forth below:

(i)    ABB Financial Group or Community First Bancshares terminates this Agreement pursuant to Section 11.1.9 or Community First Bancshares terminates this Agreement pursuant to Section 11.1.8; or

(ii)    The entering into a definitive agreement by ABB Financial Group with respect to an Acquisition Proposal or the consummation of an Acquisition Proposal by ABB Financial Group, in either case within twelve (12) months after (x) the termination of this Agreement by Community First Bancshares pursuant to Section 11.1.2 or 11.1.3 due to a willful breach by ABB Financial Group or any ABB Financial Group Subsidiary; or (y) the termination of this Agreement by Community First Bancshares or ABB Financial Group pursuant to Section 11.1.5, which termination shall have been made after the occurrence of an Acquisition Proposal to ABB Financial Group and prior to, in the case of (x), the ABB Financial Group Stockholders meeting or, the case of (y), the date of termination of this Agreement.

(D)    The right to receive payment of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of Community First Bancshares and Newton Federal Bank against ABB Financial Group and its Subsidiaries and their respective officers and directors with respect to a termination listed under Section 11.2.2(C)(i) or (ii).

(E)    ABB Financial Group acknowledges that the agreements contained in this Section 11.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Community First Bancshares would not enter into this Agreement; accordingly, Community First Bancshares shall be reimbursed by ABB Financial Group for all fees, costs and other expenses incurred by Community First Bancshares in connection with enforcing its right to the Fee. In addition, if ABB Financial Group fails to pay the amounts payable pursuant to this Section 11.2.2, then ABB Financial Group shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

11.3.    Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of ABB Financial Group), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of ABB Financial Group, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to ABB Financial Group’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII

MISCELLANEOUS

12.1.    Confidentiality.

Except as specifically set forth herein, Community First Bancshares and ABB Financial Group mutually agree to be bound by the terms of the confidentiality agreement dated March 1, 2019 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement, is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

12.2.    Public Announcements.

ABB Financial Group and Community First Bancshares shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither ABB Financial Group nor Community First Bancshares nor Newton Federal Bank shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto; provided, however, that nothing in this Section 12.2 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary to satisfy such party’s disclosure obligations imposed by law.

12.3.    Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including but not limited to Sections 2.9, 6.2.2, 7.6.3, 7.6.4, 7.7 and 12.1.

12.4.    Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic mail, upon written confirmation of receipt by facsimile or electronic mail, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, with confirmation of receipt, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to ABB Financial Group, to:	Edward J. Cooney President and Chief Executive Officer ABB Financial Group, Inc. 400 Galleria Parkway, Suite 900 Atlanta, Georgia 30309 Fax: (678) 384-8009 Email: ecooney@myaffinitybank.com

With required copies to:	Michael P. Marshall, Jr. Miller & Martin 1180 West Peachtree Street, NW Suite 2100 Atlanta, Georgia 30309 Email: michael.marshall@millermartin.com

If to Community First Bancshares or Acquisition Corporation, to:	Johnny S. Smith President and Chief Executive Officer Community First Bancshares, Inc. 3175 Highway 278 Covington, Georgia 30014 Fax: (770) 385-3575 Email: johnnysmith@newtonfederal.com

With required copies to:	Eric Luse, Esq. Ned Quint, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, NW, Suite 780 Washington, D.C. 20015 Fax: (202) 362-2902 Email: eluse@luselaw.com nquint@luselaw.com or such other address as shall be furnished in writing by any party.

12.5.    Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Sections 6.12.3, 7.7 and this 12.5, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6.    Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7.    Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8.    Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.    Governing Law.

This Agreement shall be governed by the laws of Georgia, without giving effect to its principles of conflicts of laws.

12.10.    Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11.    Specific Performance.

The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in any federal or state court located in the State of Georgia, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Georgia in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any federal or state court located in Georgia.

12.12.    Waiver of Jury Trial

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

IN WITNESS WHEREOF, Community First Bancshares and ABB Financial Group have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

COMMUNITY FIRST BANCSHARES, INC.

By:	/s/ Johnny S. Smith
	Name:	Johnny S. Smith
	Title:	President and Chief Executive Officer

COMMUNITY INTERIM CORPORATION

By:	/s/ Johnny S. Smith
	Name:	Johnny S. Smith
	Title:	President and Chief Executive Officer

ABB FINANCIAL GROUP, INC.

By:	/s/ Edward J. Cooney
	Name:	Edward J. Cooney
	Title:	President and Chief Executive Officer